EXECUTION COPY

                              ACQUISITION AGREEMENT

                                      AMONG

                       PRODUCTION RESOURCE GROUP, L.L.C.,

                                    as Buyer,

                             ANCHA ELECTRONICS, INC.

                                   as Seller,

                                       and

                       ROBERT F. ANCHA AND BRUCE D. GAUGER

                                 as Shareholders

                                  April 28, 1999



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                              ACQUISITION AGREEMENT
                              ---------------------

ACQUISITION AGREEMENT (the "Agreement"), dated as of April 28, 1999 by and among PRODUCTION RESOURCE GROUP, L.L.C., a Delaware limited liability company ("PRG"), as Buyer, ANCHA ELECTRONICS, INC., an Illinois corporation ("ANCHA" or "Seller"), as Seller and ROBERT F. ANCHA and BRUCE D. GAUGER as Shareholders, ("Shareholders.")

                                    RECITALS

                  A. ANCHA is engaged, in the business of providing specialized audio, video and show control design, fabrication and installation and related products (collectively, ANCHA Activities"). Such Business has been carried on under the name of "Ancha Electronics, Inc." ANCHA has a principal place of business located at 5540 Meadowbrook Court, Rolling Meadows, Illinois 60008.

                  B. PRG is engaged in business as an integrated provider of goods and services in a variety of related markets, including production management, theatrical rental, scenery, rigging, supply of physical production elements (including lighting, scenery, sound and costumes), promotion, themed attractions, Broadway and touring shows, special events and exhibits and film and television production, and desires to acquire substantially all of the assets of ANCHA and to assume the liabilities of ANCHA to the extent indicated herein. The business operations of Seller to be acquired by PRG hereunder are collectively referred to herein as the "Business", the assets of Seller to be acquired by PRG are collectively referred to herein as the "Included Assets", and such assets of Seller not to be acquired by PRG are collectively referred to herein as the "Excluded Assets."

                  C. Subject only to the limitations and exclusions contained in this Agreement and on the terms and conditions hereinafter set forth, Seller desire to sell and PRG desires to purchase the Included Assets.

                  NOW, THEREFORE, in consideration of the recitals and of the respective covenants, representations, warranties and agreements herein contained, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

                                    ARTICLE 1

                                PURCHASE AND SALE
                                -----------------

1.1. Agreement to Contribute. At the Closing (as defined in Section 2.1 hereof) Seller shall contribute, convey, assign, transfer and deliver to PRG, upon and subject to the terms and conditions of this Agreement, an undivided 3.8% interest in all of Included Assets, as defined in Section 1.3 below, in exchange for 2,666 Preferred Units in PRG. The Preferred Units issued to ANCHA at the Closing will have a liquidation preference of $100,000 and

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     will convert into an equal number of Regular Units upon an initial public offering or a sale of substantially all of the business of PRG. The Preferred Units will otherwise be entitled to the same rights and privileges of Regular Units but will not be entitled to participate in any leveraged recapitalization or similar transaction effected by PRG. In the event that, upon an initial public offering in which equity is sold to the public, the value of the equity that would otherwise be exchanged for the Preferred Units held by ANCHA (calculated at the offering price initially paid by the public) is less than $100,000 in the aggregate, PRG will cause the Preferred Units to convert into a number of shares with an aggregate value equal to $100,000 (calculated at the offering price paid by the public). In accordance with PRG's credit agreement with The Bank of New York, as agent, ANCHA will be required to pledge its units (without other recourse) to The Bank of New York, as agent, as additional security for PRG's borrowings under such credit agreement, pursuant to the provisions of
     Section 13.2 below. Subject to the consent of The Bank of New York, as agent (or of any substitute senior institutional lender), with such conditions as The Bank of New York, as agent, or such substitute senior institutional lender may impose, and provided the conversion to public equity has not occurred, ANCHA will have the right to require PRG to repurchase the Preferred Units commencing three years after their original issuance at the aggregate price of $100,000. PRG will use reasonable best efforts to obtain the consent of The Bank of New York to allow PRG to honor and satisfy the redemption rights described in the immediately preceding sentence. If PRG converts to corporate form, or creates a corporate holding company to hold the interests in PRG, Seller agrees to contribute its Preferred Units to such corporation in exchange for an economically equivalent security of such corporation as reasonably determined by the Board of Directors of the new corporation.

1.2. Agreement to Sell. At the Closing, except as otherwise specifically provided in Section 1.4, Seller shall sell, convey, assign, transfer and deliver to PRG, upon and subject to the terms and conditions of this Agreement, an undivided 96.2% interest in all of the Included Assets.

1.3. Included Assets. Included Assets do not include any Excluded Assets but otherwise shall include all of Seller's respective right, title and interest in and to all of the assets, properties and rights of Seller constituting the Business or used therein, of every kind and description, real, personal and mixed, tangible and intangible, wherever situated (which Business, assets, properties and rights, together with the names and goodwill contributed pursuant to Section 1.1 hereof are herein sometimes collectively called the "Assets"), free and clear of all mortgages, liens, pledges, security interests, charges, claims, restrictions and encumbrances of any nature whatsoever (except for Permitted Liens as defined in subsection 3.1.12 hereof), including without limitation, the following assets, properties and rights of Seller used directly or indirectly in the conduct of, or generated by or constituting, the Business, except as otherwise expressly set forth in subsection 1.4 hereof:

     (a)  the Business as a going concern;

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     (b)  the name "ANCHA ELECTRONICS" including any variation thereon and all goodwill associated therewith;

     (c)  all cash and cash equivalents in transit, on hand or in bank accounts;

     (d) all machinery, equipment, tools, vehicles, furniture, furnishings, leasehold improvements, goods, and other tangible personal property including, without limitation, the assets listed on Schedule 1.3(d) hereof;

     (e) all prepaid items, utility and similar deposits, insurance return premiums, if any, unbilled costs and fees;

     (f)  all office and other supplies and inventories;

     (g) all rights under any written or oral contract, agreement, lease, plan, instrument, registration, license, certificate of occupancy, permit or approval of any nature, or other document, commitment, arrangement, undertaking, practice or authorization;

     (h) all rights under any patent, trademark, service mark, trade name or copyright, whether registered or unregistered, and any applications therefor;

     (i) all technologies, methods, formulations, data bases, trade secrets, know-how, inventions and other intellectual property used in the Business or under development, if any;

     (j) all rights or choses in action arising out of occurrences before or after the Closing, including without limitation all rights under express or implied warranties relating to the Assets;

     (k) all assets and properties reflected on the Closing Date Balance Sheet (as defined in Section 3.5);

     (l) all inventory reflected on the Inventory Schedule attached as Schedule 1.3(l) hereto excluding any inventory which has been sold before the Closing in the ordinary course of business; and

     (m) all information, files, records, data, plans, contracts and recorded knowledge, including customer and supplier lists, related to the foregoing.

1.4. Excluded Assets. Notwithstanding the foregoing, neither the Included Assets not the Business include any of the following (collectively the "Excluded Assets"):

     (a) the corporate seal, certificate of incorporation, minute books, stock books, tax returns, books of account and records having to do with the corporate organization of Seller;

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     (b)  the rights which accrue or will accrue to Seller under this Agreement;

     (c) any rights under any written or oral contract, agreement, lease, plan, instrument, registration, license, certificate of occupancy, permit or approval of any nature, or other document, commitment, arrangement, undertaking, practice or authorization to the extent the transfer of such rights is prohibited by applicable law or requires the consent of a third party, which consent has not been obtained; provided, however, that Section 2.3 hereof shall apply to any such rights;

     (d)  the assets, properties or rights set forth on Schedule 1.4 (d);

     (e) all claims of Seller against any of its Shareholders, or their respective spouses or descendants, or against Ancha Realty Associates;

     (f) all Tax attributes of Seller, including any Tax claims, credit or refunds but not including any employment trust fund, withheld sales or use or similar taxes which items constitute Included Assets;

     (g)  all insurance policies not assumed by PRG;

     (h)  Seller's communications with its accountants and attorneys; and

     (i) manufacturer or subcontractor warranties related to any claims asserted against Seller which are not Assumed Liabilities (which warranties are retained to the extent that their retention by Seller does not subject PRG to any incremental liability).

1.5. Agreement to Purchase. At the Closing, PRG shall accept the contribution of the Included Assets to be contributed pursuant to Section 1.1 hereof and shall purchase the Included Assets described in Section 1.2 hereof (other than the Excluded Assets) from Seller, upon and subject to the terms and conditions of this Agreement and in reliance on the representations, warranties and covenants of Seller contained herein, (ii) shall issue to Seller the Preferred Units pursuant to Section 1.1, (iii) shall pay that portion of the "Purchase Price" described in Section 1.6 (i), and (iv) shall make the escrow deposit described in Section 1.6(ii). In addition, PRG shall assume at the Closing and shall timely pay, discharge or perform, as appropriate, the liabilities and obligations of Seller to the extent and as provided in Section 1.8 of this Agreement. Except as specifically provided in Section 1.8 hereof, PRG shall not assume or be responsible for any of the other liabilities or obligations of Seller, whether related to or arising under or with respect to the Business, the Included Assets, the Excluded Assets, or otherwise.

1.6. Purchase Price. The "Purchase Price" shall be the sum of (i) two million dollars ($2,000,000) which Seller shall pay at Closing by wire transfer of immediately available funds to such account as Seller shall designate (the "Cash Portion"), (ii) five hundred thousand dollars ($500,000) (the "Escrow Deposit") which will be paid to the Escrow Agent

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     pursuant to an Escrow Agreement attached as Exhibit A and (iii) the amount of the Earn-Out Payments to the extent earned pursuant to Section 1.7 hereof.

1.7. Earn Out.

     (a) Subject to the terms, conditions and limitations set forth herein, on the Earn Out Date (as defined below) PRG will pay to Seller an amount equal to the Earn Out Payment, if any, to the extent earned pursuant to Section 1.7(b). If, on an Earn Out Date, the common equity of PRG (or any successor in interest thereto) is publicly traded, PRG may deliver to the Seller, in lieu of payment of up to one-half of the Earn Out Payment then due in cash, such number of publicly traded securities of PRG as has an aggregate value equal to the amount of the Earn Out Payment so replaced where the value of each such security will be deemed to equal the average closing price per share for the ten trading days immediately preceding the date such Earn Out Payment is due. Such securities may be issued in a transaction which may or may not be registered under the Securities Act of 1933, as amended (including the rules and regulations promulgated thereunder, the "Act").

     (b)  For the purposes hereof, "Earn Out Payment" means an amount equal to:

          (i) 25% of the amount, if any, by which the EBITDA of PRG'S ANCHA Division for the period from May 1, 1999 through April 30, 2000 exceeds $400,000;
          (ii) 25% of the amount, if any, by which the EBITDA of PRG'S ANCHA Division for the period from May 1, 2000 through April 30, 2001 exceeds $600,000;
          (iii) 25% of the amount, if any, by which the EBITDA of PRG'S ANCHA Division for the period from May 1, 2001 through April 30, 2002 exceeds $700,000;
          (iv) 25% of the amount, if any, by which the EBITDA of PRG'S ANCHA Division for the period from May 1, 2002 through April 30, 2003 exceeds $800,000; and
          (v) Two million dollars ($2,000,000) less the aggregate amount of payments made pursuant to subsections (i) through (iv) hereof provided that EBITDA for the period May 1, 2001 through April 30, 2004 is at least three million dollars ($3,000,000)

provided, however, that in no event shall the aggregate amount payable pursuant to this Section (b) exceed two million dollars ($2,000,000).


     (c)  Each of the periods referenced in paragraphs (i) through (v) of
          Section 1.7(b) are referred to as an "Earn Out Period". The amounts last referenced in each of clauses (i) through (v) are referred to as "Earn Out Targets." For the purposes hereof

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          "EBITDA" means earnings before interest, taxes, depreciation and amortization of PRG'S ANCHA Division determined for the applicable fiscal period or periods from the portion PRG's consolidated and consolidating financial statements properly attributable to PRG'S ANCHA Division for the applicable period.

     (d) Not later than 60 days after the end of each Earn Out Period, PRG shall deliver to Seller a balance sheet and income and cash flow statement of PRG'S ANCHA Division, prepared in accordance with GAAP which shall set forth the EBITDA of PRG'S ANCHA Division for that Earn Out Period ("PAD Financials"). Seller shall have 30 days from receipt of such PAD Financials to notify PRG in writing of any objection to such PAD Financials, in which event, the dispute shall be resolved in accordance with Section 1.7(f) hereof. If PRG does not receive written notice from Seller of any objection within 30 days after delivering such PAD Financials to Seller, PRG shall pay to Seller the applicable Earn Out Payment, if any, on the 35th day following delivery of such PAD Financials or such later date as to which all discrepancies as to such PAD Financials are resolved pursuant to Section 1.7(f) (the "Earn Out Date").

     (e) Notwithstanding anything herein to the contrary, the amount of the Earn Out Payment will be reduced, on a dollar-for-dollar basis, in an amount equal to any and all Damages incurred and timely asserted by PRG on or prior to the Earn Out Date, subject to the limitations provided in Sections 11.5 and 11.6

     (f) If Seller notifies PRG in writing of any objection within 30 days after receipt of PAD Financials for an Earn Out Period, and includes therein a written statement of any discrepancies believed to exist, PRG will promptly pay to Seller any amount which is not in dispute. Seller and PRG will attempt to jointly resolve such discrepancies within 15 days of PRG's receipt of Seller's discrepancy statement, which resolution, if achieved, will be binding upon all parties to this Agreement and not subject to dispute or review. If Seller and PRG cannot resolve the discrepancy within such 15-day period, PRG and Seller will jointly retain Ernst & Young LLP or other nationally recognized accounting firm mutually acceptable to PRG and Seller to review the PAD Financials together with Seller's discrepancy statement and any other relevant documents. The cost of retaining such accountants shall be borne equally by the Seller, on the one hand, and PRG, on the other hand. The accountants will report their conclusions which shall be conclusive and not subject to dispute or review. Interest shall accrue upon all sums found to be due and not paid from the original due date thereof to the date of payment at the BONY Rate.

     (g) The Earn Out Payment shall be calculated in accordance with the following:

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               (i) EBITDA of PRG's ANCHA Division will be calculated utilizing the same accounting policies and procedures utilized by PRG in the preparation of its audited financial statements;

               (ii) expenses and liabilities shall exclude any and all depreciation, amortization or other expense in connection with the Agreement, or the transactions contemplated herein, including any legal, accounting or brokerage expense, amortization of goodwill, and any management, administrative or overhead or similar expense or charge imposed by PRG or any Related Person other than (a) reasonable charges for working capital (other than working capital utilized for the Purchase Price and the Earn Out Payments) and (b) the allocable share of other direct operating expenses (such as insurance, health plan and telecommunications charges) incurred by PRG which would have been incurred by ANCHA had ANCHA remained a separate stand-alone entity; and

               (iii) revenue shall include any and all revenues of PRG's ANCHA Division.

          (h) PRG recognizes that PRG's ANCHA Division will require working capital and other resources to operate its business and meet the Earn Out Targets. Following the Closing, PRG shall use reasonable commercial efforts to provide working capital and other resources to PRG's ANCHA Division consistent with its business needs subject, however, to PRG?s business practices and constraints. Notwithstanding anything herein to the contrary, this Section 1.7(h) shall not be deemed a guaranty of the achievement of the Earn Out Targets.

1.8 Assumption of Liabilities. At the Closing hereunder and except as otherwise specifically provided in Section 1.8(e), PRG shall assume and shall timely pay, discharge or perform, as appropriate, without duplication, each and all of the following liabilities and obligations of Seller (collectively the "Assumed Liabilities") but no others:

          (a) all liabilities and obligations of Seller in respect of the Business if and to the extent that the same were reflected on the 1998 Balance Sheet and remain unpaid and undischarged on the Closing Date;

          (b) the indebtedness or other obligation of Seller to Harris Bank pursuant to a line of credit or other loan in a maximum aggregate amount not to exceed $2,500,000 (payoff letters from Harris Bank are attached as Schedule 1.8(b) hereto).

          (c) all liabilities and obligations of Seller arising in the regular and ordinary course of the Business from the 1998 Balance Sheet Date through the Closing Date, to the extent that the same remain unpaid and undischarged on the Closing Date, including all accrued payroll taxes, advanced billings to customers, accounts payable, wages and vacation payable, accrued state income and sales taxes and real estate taxes, jobs in progress as

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               of the Closing Date, and all warranty work required to be
               performed by Seller in the ordinary course of business; and

          (d) all liabilities and obligations of Seller in respect of the agreements, contracts, commitments and leases which are specifically identified in any schedule required by and attached to this Agreement including those set forth on Schedule 1.8(d).

          (e) In no event, however, shall PRG assume or incur any liability or obligation under this Section 1.8 or otherwise in respect of any of the following liabilities or existing as of the 1998 Balance Sheet Date and which under GAAP should have been reflected on the 1998 Balance Sheet or the notes thereto as a liability or obligation, if and to the extent that the same were neither reflected on the 1998 Balance Sheet nor referenced on Schedule 1.8(e):


                         (i) liabilities or obligations arising out of any
                      breach by Seller of any provision of any agreement, contract, commitment or lease, including but not limited to liabilities or obligations arising out of Seller's failure to perform any agreement, contract, commitment or lease in accordance with its terms prior to the Closing, except for warranty work in the ordinary course of business.

                         (ii) except as set forth in Section 1.8(b), any
                      indebtedness for borrowed money, including without limitation, any indebtedness arising under any note, debenture, bond, letter of credit agreement, loan agreement or other contract or commitment for the borrowing or lending of money relating to the Business or agreement or arrangement for a line of credit, or any guaranties, in any manner, whether directly or indirectly, of any indebtedness, dividend or other obligation of any other Person relating to the Business (other than endorsements in the ordinary course of business of negotiable instruments for deposit or collection);

                         (iii) any product liability or similar claim for injury
                      to person or property, regardless of when made or asserted, which arises out of or is based upon any express or implied representation, warranty, agreement or guarantee made by Seller, or alleged to have been made by Seller, or which is imposed or asserted to be imposed by operation of law, in connection with any service performed or product sold or leased by or on behalf of Seller on or prior to the Closing, including without limitation any claim relating to any product delivered in connection with the performance of such service and any claim seeking recovery for consequential damage, lost revenue or income;

                         (iv) any federal, state or local income or other Tax
                      imposed on Seller or any Shareholder (i) payable with respect to the business, assets, properties or operations of Seller or any Shareholder or any member of any affiliated group of which Seller or any Shareholder is a member for any period prior to the Closing

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                      Date, or (ii) incident to or arising as a consequence of
                      the negotiation or consummation by Seller or Shareholders of this Agreement and the transactions contemplated hereby;

                         (v) any liability or obligation under or in connection
                      with the Excluded Assets;

                         (vi) any liability or obligation arising prior to or as
                      a result of the Closing to any employees, agents or independent contractors of Seller, whether or not employed by PRG after the Closing, or under any benefit arrangement with respect thereto, except for obligations incurred in the ordinary course of the Business;

                         (vii) any liability or obligation of Seller or any
                      Shareholder arising or incurred in connection with the negotiation, preparation and execution of this Agreement and the consummation of the transactions contemplated hereby (including without limitation fees and expenses of counsel, accountants and other experts);

                         (viii) any liability or obligation of Seller or any
                      Shareholder to or relating to any Person affiliated with Seller; and

                         (ix) any liability or obligation relating to any
                      employee benefit plan not specifically assumed by PRG, except as otherwise specifically provided above.

         The parties hereby acknowledge and agree that nothing contained in this Agreement shall be construed to obligate PRG to continue any compensation, commission or similar arrangement following the Closing for the benefit of any of ANCHA's employees hired by PRG.

1.9   Allocation of Purchase Price.

1.9.1 The parties agree that the Purchase Price will be allocated as follows:

         Asset                                     Amount
         -----                                     ------

         Accounts Receivable                       Seller's Tax Basis
         Inventory                                 Seller's Tax Basis
         Property, Plant and Equipment             Seller's Tax Basis
         Prepaid Expenses and Deposits             Seller's Tax Basis
         Intangibles (Section 197)                 Remainder of Purchase Price

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1.9.2 The parties hereto shall timely file with the Internal Revenue Service a
Form 8594 consistent with the allocations provided for in this Section 1.9. Seller and PRG each hereby covenant and agree that it will not take a position on any income tax return, before any governmental agency charged with the collection of any income tax, or in any judicial proceeding that is in any way inconsistent with the terms of this Section 1.9 or such Form 8594. Nothing in this Section 1.9.2 shall require that PRG utilize the same method for financial reporting and tax purposes.

1.10 Consents to Filings. Seller shall provide, and shall use its reasonable best efforts to cause its accountants to provide, such consents as are reasonably necessary for the filing of the Audited Financial Statements, as defined in the Escrow Agreement, with the Securities and Exchange Commission and, to the extent necessary, other regulatory agencies.


                                    ARTICLE 2

              CLOSING, ITEMS TO BE DELIVERED, THIRD PARTY CONSENTS,
              -----------------------------------------------------
                      CHANGE IN NAME AND FURTHER ASSURANCES
                      -------------------------------------

2.1 Closing. The closing (the "Closing") of the sale and purchase of the Assets shall take place within two (2) business days of the satisfaction of the condition set forth in Section 7.4 below, or on such other date as may be mutually agreed upon in writing by PRG and Seller. The date of the Closing is sometimes herein referred to as the "Closing Date." The Closing shall take place at the offices of PRG, or at such other location as the parties shall mutually agree and shall be effective immediately after the close of business on April 30, 1999 and the termination of ANCHA's 401K plan.

2.2 Items to be Delivered at Closing. At the Closing and subject to the terms and conditions herein contained:

          (i) Seller shall deliver to PRG such bills of sale with covenants of warranty, assignments, endorsements, and other good and sufficient instruments and documents of conveyance and transfer, in form reasonably satisfactory to PRG and its counsel, as shall be necessary and effective to transfer and assign to, and vest in, PRG all of Seller's right, title and interest in and to the Included Assets including without limitation, (a) good and valid title in and to all of the Included Assets owned by Seller, (b) assignments of all leasehold interests in and to all of the Included Assets leased by Seller as lessee, and (c) all of Seller's rights under all agreements, contracts, commitments, leases, plans, bids, quotations, proposals, instruments and other documents included in the Included Assets to which Seller is party or by which it has rights on the Closing Date, and simultaneously with such delivery, all such actions shall be taken as may be required to put PRG in actual possession and operating control of the Assets. Nothing in this

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               Section 2.2 shall be deemed to require Seller to transfer any of the Excluded Assets to PRG.

          (ii) PRG shall deliver to the Seller the Cash Portion, and the certificates for the Preferred Units which PRG shall promptly deliver to Bank of New York, and an undertaking, in the form attached hereto as Exhibit B, whereby PRG will assume and agree to timely pay, discharge or perform, as appropriate, the Assumed Liabilities to the extent and as provided in Section 1.8 hereof. In addition PRG shall deliver the Escrow Deposit to the Escrow Agent, and shall pay to Harris Bank, by wire transfer, the amount due to it and described in Section 1.8(b).

         (iii) At or prior to the Closing, the parties hereto shall also deliver to each other the agreements, opinions, certificates and other documents and instruments referred to in Article 7 and 8 hereof.

          (iv) At the Closing, PRG, as tenant, shall execute and deliver to Harris Bank, N.A., as Trustee under Trust Agreement dated June 18, 1996 and known as Trust No. 6700, as landlord, the Rolling Meadows Lease in the form of Exhibit C.

2.3 Third Party Consents. To the extent that Seller's rights under any agreement, contract, commitment, lease, authorization or other Asset to be assigned to PRG hereunder may not be assigned without the consent of another person which has not been obtained, this Agreement shall not constitute an agreement to assign the same if an attempted assignment would constitute a breach thereof or be unlawful, and Seller shall use its best efforts to obtain any such required consent(s) as promptly as possible. If any such consent shall not be obtained or if any attempted assignment would be ineffective or would impair PRG's rights under the Included Asset in question so that PRG would not in effect acquire the benefit of all such rights, Seller, to the maximum extent permitted by law, shall after the Closing, as PRG's agent and at PRG's sole cost and expense, use Seller's reasonable best efforts to obtain for PRG the benefits thereunder and shall cooperate, and at PRG's sole cost and expense, to the maximum extent permitted by law, with PRG in any other reasonable arrangement designed to provide such benefits to PRG.

2.4 Change in Name. On the Closing Date, Seller and the Shareholders shall deliver to PRG all such executed documents as may be required to change Seller's name on that date to another name bearing no similarity to ?ANCHA ELECTRONICS? including but not limited to a name change amendment with the Secretary of State of Illinois and appropriate name change notices for each state where Seller is qualified to do business. Seller hereby irrevocably grants PRG a power of attorney and appoints PRG as its attorney-in-fact to file all such documents on or after the Closing Date, and PRG shall promptly file same and evidence such filings to Seller. The power granted hereunder is coupled with an interest and shall survive the death, incompetency, bankruptcy and dissolution of Seller and each Shareholder.

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2.5 Further Assurances. Seller and the Shareholders, from time to time after the
Closing, at PRG's request and shall execute, acknowledge and deliver to PRG such other instruments of conveyance and transfer and shall take such other actions and execute and deliver such other documents, certifications and further assurances as PRG may reasonably require in order to vest more effectively in PRG, or to put PRG more fully in possession of, any of the Included Assets, or to better enable PRG to complete, perform or discharge any of the Assumed Liabilities. Each of the parties hereto will cooperate with the other parties hereto and take other actions as may be reasonably requested from time to time by any other party hereto as necessary to carry out, evidence and confirm the intended purposes of this Agreement.


                                    ARTICLE 3

                    REPRESENTATIONS AND WARRANTIES OF SELLER
                    ----------------------------------------

                  Subject to the limitations on time and liability set forth in Sections 11.5 and 11.6 herein, and except as set forth in the applicable section of the Disclosure Schedule attached hereto, Seller represents and warrants to PRG as follows:


3.1   Organization and Good Standing.

                  (a) Part 3.1 of the Disclosure Schedule contains a complete and accurate list for ANCHA of its name, its jurisdiction of organization, other jurisdictions in which it is authorized to do business and its capitalization (including the identity of each shareholder and the number and class of shares held by each). ANCHA is a company duly organized, validly existing and in good standing under the laws of the State of Illinois with full corporate power and authority to conduct its business as it is now being conducted, to own or use the properties and assets that it purports to own or use and to perform all its obligations under Applicable Contracts. ANCHA is duly qualified to do business as a foreign company and is in good standing in each jurisdiction where the conduct of the business by it requires it to be so qualified, except where the failure to be so qualified would not have a Material Adverse Effect on the business or operations of ANCHA.

                  (b) Seller has delivered to PRG copies of the Organizational Documents of ANCHA, as currently in effect.

                  (c) Seller has delivered to PRG a list of the officers and directors of ANCHA.


3.2   Authority; No Conflict.

                  (a) The execution, delivery and performance of this Agreement by ANCHA has been duly authorized by all necessary action of ANCHA and Shareholders. This Agreement has been duly executed and delivered by ANCHA and Shareholders and constitutes the legal, valid and binding obligation of ANCHA and Shareholders, enforceable against ANCHA and Shareholders in accordance with its terms. Upon the execution and delivery by Seller of this Agreement and the other documents entered into in connection herewith with the acquisition contemplated hereby (collectively, the "Seller's Closing Documents"), the Seller's Closing Documents will constitute the legal, valid and binding obligations of Seller, enforceable against Seller in accordance with their respective terms. ANCHA and the Shareholders have the absolute and unrestricted right, power, authority and capacity to execute and deliver this Agreement and the Seller's Closing Documents and to perform their respective obligations under this Agreement and the Seller's Closing Documents.

                  (b) Except as set forth in Part 3.2 of the Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation or performance of any of the transactions contemplated hereby will, directly or indirectly (with or without notice or lapse of time):

                           (i) contravene, conflict with or result in a
                  violation of (A) any provision of the Organizational Documents of ANCHA, or (B) any resolution adopted by the board of directors or the shareholders of ANCHA;

                           (ii) contravene, conflict with or result in a
                  violation of, or give any Governmental Body or other Person the right to challenge any of the transactions contemplated hereby or to exercise any remedy or obtain any relief under, any Legal Requirement or any Order to which ANCHA, Shareholders, or any of the assets owned or used by ANCHA or Shareholders may be subject;

                           (iii) contravene, conflict with, or result in a
                  violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by ANCHA or that otherwise relates to the business of, or any of the assets owned or used by, ANCHA or Shareholders;

                           (iv) cause PRG, solely as a result of its acquisition
                  of ANCHA pursuant to this Agreement, and not as a result of any assets or income of PRG or any jurisdictions in which PRG does business, or ANCHA to become subject to, or to become liable for the payment of, any transfer or similar Tax;

                           (v) violate, conflict with or result in the breach of
                  any term, condition or provision of, or require the consent of any other Person under (a) any existing law, ordinance, or governmental rule or regulation to which ANCHA or any Shareholder is subject, (b) any judgment, order, writ, injunction, decree or award of any court, arbitrator or governmental or regulatory official, body or authority which is applicable to ANCHA or any Shareholder or (c) any mortgage, indenture, agreement, contract, commitment, lease, plan, authorization, or other instrument, document or understanding, oral or written, to which ANCHA or any Shareholder is a party, by which ANCHA or any Shareholder may have rights or by which any of the assets owned by ANCHA may be bound or affected, or give any party with rights thereunder the right to terminate, modify, accelerate or otherwise change the existing rights or obligations of ANCHA or any Shareholder thereunder, in each case where such violation, conflict or breach has had a Material Adverse Effect.

                           (vi) contravene, conflict with, or result in a
                  violation or breach of any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate or modify, any Applicable Contract; or

                           (vii) result in the imposition or creation of any
                  Encumbrance upon or with respect to any of the Included Assets owned or used by ANCHA, except any Encumbrance either created as a result of the acquisition of Included Assets pursuant to this Agreement, or claiming an interest through PRG.

Except as set forth in Part 3.2 of the Disclosure Schedule, no Shareholder or ANCHA is or will be required to give any notice to or obtain any Consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the transactions contemplated hereby.


3.3 No Options. Except as set forth on Part 3.3 of the Disclosure Schedule, ANCHA is not a party to any existing agreements, options, commitments, or rights with, of or to any Person to acquire any of any ANCHA's assets, properties or rights or any interest therein, except for those contracts entered into in the ordinary course of business consistent with past practice for the sale of inventory of ANCHA.

3.4 Capitalization. The authorized equity securities of ANCHA consist of 20,000 shares of common stock, no par value, of which 7,150 shares are issued and outstanding. The ANCHA Shares constitute all of the issued and outstanding equity securities of ANCHA. Set forth on Part 3.4 (a) of the disclosure schedule is a complete and accurate list of all holders of equity securities of ANCHA, the number of shares of each such class of equity securities held by each such Person and the percentage of each such class so held, including in each case the percentage of ANCHA Shares so held ("Percentage Interest") and their respective residential addresses. The Shareholders are and will be on the Closing Date the record and beneficial owners and holders of all of the issued and outstanding ANCHA Shares, free and clear of all Encumbrances. There are no Contracts relating to the issuance, sale or transfer of any equity securities or other securities of ANCHA. None of the outstanding equity securities or other securities of ANCHA was issued in violation of the applicable securities laws or any other Legal Requirement. Without limiting the foregoing, there are no outstanding stock powers, powers of attorney or other similar delegations of authority or instrument of transfer relating to any of the ANCHA shares.

3.5   Financial Statements.

         Seller has delivered to PRG: balance sheet of ANCHA as of December 31 of each of 1997 and 1998, and the related reviewed consolidated statements of income, changes in stockholders' equity, and cash flow for each of the fiscal years then ended, together with the report thereon of McCarthy, Pacilio, Eiseland & Gibbert, P.C. ("MPE&G"), certified public accountants, including in each case the notes thereto. The 1997 and 1998 financial statements have been reviewed by MPE&G. (The balance sheet at December 31, 1998, including the notes thereto, is referred to herein as the "1998 Balance Sheet.") Such financial statements and notes fairly present the financial condition and the results of operations, changes in stockholders' equity and cash flow of ANCHA as at the respective dates of and for the periods referred to in such financial statements, all in accordance with GAAP, and the financial statements referred to in this Section 3.5 reflect the consistent application of such accounting principles throughout the periods involved, except as disclosed in the notes to such financial statements. In addition, the combined balance sheet of ANCHA as of the Closing Date (including the notes thereto, the "Closing Date Balance Sheet") shall fairly present the financial condition of ANCHA as of the Closing Date in accordance with GAAP prepared in a manner consistent with the other financial statements referred to herein. No financial statements of any Person other than ANCHA are required by GAAP to be included in the combined financial statements of ANCHA.

3.6 Books and Records. The books of account, minute books, stock record books and other records of ANCHA, all of which have been made available to PRG, are complete and correct in all material respects. The minute books of ANCHA contain (or will contain at Closing) resolutions ratifying all prior actions taken by the Shareholders, the Boards of Directors, and committees of the Boards of Directors of ANCHA. At the Closing, all of those books and records will be in the possession of ANCHA but will remain Excluded Assets.

3.7 Title to Properties; Encumbrances. ANCHA does not own any fee interest in any real property. Part 3.7 of the Disclosure Schedule contains a complete and accurate list of all real property, including leaseholds or other interests therein, held by or utilized by ANCHA. Seller has delivered or made available to PRG copies of the leases and other instruments (whether or not recorded) by which ANCHA acquired such interests. ANCHA owns all the properties and assets (whether real, personal or mixed and whether tangible or intangible) that it purports to own located in the facilities owned or operated by it or reflected as owned in the books and records of ANCHA, including all of the properties and assets reflected in the 1998 Balance Sheet (except for assets held under capitalized leases disclosed or not required to be disclosed in Part 3.7 of the Disclosure Schedule and personal property sold since the date of the 1998 Balance Sheet, as the case may be, in the ordinary course of business), and all of the properties and assets purchased or otherwise acquired by ANCHA since the date of the 1998 Balance Sheet (except for personal property acquired and sold since the date of the 1998 Balance Sheet in the ordinary course of business and consistent with past practice) and except, with respect to all such properties and assets, (a) mortgages or security interests shown on the 1998 Balance Sheet as securing specified liabilities or obligations, with respect to which no default (or event that, with notice or lapse of time or both, would constitute a default) exists, (b) mortgages or security interests incurred in connection with the purchase of property or assets after the date of the 1998 Balance Sheet (such mortgages and security interests being limited to the property or assets so acquired), with respect to which no default (or event that, with notice or lapse of time, or both, would constitute a default) exists, and (c) liens for current taxes not yet due. To Seller's Knowledge, all buildings, plants and structures utilized by ANCHA lie wholly within the boundaries of the real property utilized by ANCHA and do not encroach upon the property of, or otherwise conflict with the property rights of, any other Person.

3.8    Condition and Sufficiency of Assets.

                  (a) The equipment of ANCHA is structurally sound, in good operating condition and repair and is adequate for the uses to which it is being put, and none of such equipment is in need of maintenance or repairs except for ordinary, routine maintenance and repair that is not material in nature or cost. The equipment of ANCHA is sufficient for the continued conduct of the ANCHA Business after the Closing in substantially the same manner as conducted prior to the Closing, ordinary wear and tear excepted.

                  (b) Leased Real Property. With respect to the real property that is leased by ANCHA (the "Real Property"):

                           (i) Leases. Seller has delivered to PRG a true and
                  complete copy of every lease and sublease to which ANCHA is a tenant or subtenant (each a "Lease" and collectively, the "Leases"); Part 3.8(b)(i) of the Disclosure Schedule describes each Lease by setting forth the name of the tenant, the name of the landlord or sublandlord, a the commencement and expiration dates of the current term, the security deposited by ANCHA with the landlord or sublandlord, if any, the monthly rental (including base and all additional rents), and whether the assignment of such Lease by ANCHA to PRG requires the consent of the landlord or sublandlord.

                           (ii) Leases in Effect. Each Lease is, and at Closing
                  shall be, in full force and effect, to Seller's Knowledge shall constitute a legal and permissible use of the applicable property, and has not been assigned by ANCHA, or modified, supplemented or amended except as listed on Part 3.8 (b)(ii) of the Disclosure Schedule, and neither ANCHA nor the landlord or sublandlord under any Lease is in material default under any of the Leases, and ANCHA has no Knowledge of any circumstances or state of facts presently exists which, with the giving of notice or passage of time, or both, would permit the landlord or sublandlord under any Lease to terminate any Lease.

                           (iii) Utility Services. The water, electric, gas and
                  sewer utility services and the storm drainage facilities currently available to the Real Property are adequate for the present use of the Real Property by ANCHA in conducting its business and, to ANCHA's Knowledge, there is no condition which will result in the termination of the present access from the Real Property to such utility services and other facilities.

                           (iv) Access. To Seller's Knowledge, there are no
                  restrictions on entrance to or exit from the Real Property to adjacent public streets and no conditions known to Seller which will result in the termination of the present access from the Real Property to existing highways and roads.

                           (v) Absence of Notice. ANCHA has no Knowledge of
                  matters which would materially adversely affect the use of the Real Property or which would require the expenditure of more than $10,000 to cure breaches, violations or like matters relating to such Real Property.

                           (vi) No Violations. ANCHA has no Knowledge that the
                  Real Property and the present uses thereof do not comply in all material respects with all regulations and Legal Requirements of all Governmental Bodies having jurisdiction over the Real Property, and ANCHA has no reason to believe, and no Knowledge that the Real Property or any improvements erected or situate thereon, or the uses conducted thereon or therein, violate any regulations, Legal Requirement or Order of any Governmental Body having jurisdiction over the Real Property.

                           (vii) No Encumbrances. Between the date of this
                  Agreement and Closing, ANCHA will not have sold, mortgaged or encumbered the Leases.

                           (viii) Executory Contracts. The Disclosure Schedule
                  contains a description of all executory contracts made by or on behalf of ANCHA, or by which ANCHA is bound, with respect to the Real Property ("Executory Contracts"), including, without limitation, operation, management, maintenance, utility, and construction contracts. At Closing, Seller shall deliver to PRG a true and complete copy (the original execution copy, if available) of each of the Executory Contracts.

3.9 Accounts Receivable. All accounts receivable of ANCHA that are reflected on the 1998 Balance Sheet or on the Closing Date Balance Sheet (collectively, the "Accounts Receivable") represented or will represent, as of the period then ended, respectively, valid obligations arising from sales actually made or services actually performed in the ordinary course of business. Except as set forth in Part 3.9 of the Disclosure Schedule, Seller is not aware of any fact or circumstances that would reasonably cause it to believe that any of the Accounts Receivable either have not been or will not be collected in full, without any set-off, within 90 days after the day on which it first becomes due and payable. There is no contest, claim or right of set-off, other than returns in the ordinary course of business, under any Contract with any obligor of an Account Receivable relating to the amount or validity of such Accounts Receivable. Part
3.9 of the Disclosure Schedule contains a complete and accurate list of all Accounts Receivable as of the date of the 1998 Balance Sheet and as of April 20, 1999, which lists sets forth the aging of such Accounts Receivable.

3.10 Inventory. All inventory of ANCHA, whether or not reflected in the 1998 Balance Sheet, consists of a quality and quantity usable and salable or rentable in the ordinary course of business, except for obsolete items and items of below-standard quality, all of which have been written off or written down to net realizable value in the 1998 Balance Sheet or on the Closing Date Balance Sheet, as the case may be. All inventories not written off have been priced at the lower of cost or net realizable value on a first in, first out basis. The quantities of each item of inventory (whether raw materials, work-in-process or finished goods) are not excessive, but are reasonable in the present circumstances of ANCHA.

3.11 No Undisclosed Liabilities. Except as set forth in Part 3.11 of the Disclosure Schedule, ANCHA has no Knowledge of any liabilities or obligations of any nature (whether absolute, accrued, contingent, or otherwise) except for liabilities or obligations reflected or reserved against in the 1998 Balance Sheet and liabilities incurred in the ordinary course of business, consistent with past practice since the date thereof, and which in the aggregate do not and will not cause a Material Adverse Effect. For purposes of this Agreement, the term "liabilities" shall include, without limitation, any indebtedness, guaranty, endorsement, claim, loss, damage, deficiency, cost, expense, obligation or responsibility, fixed or unfixed, known or unknown, asserted or unasserted, choate or inchoate, liquidated or unliquidated, secured or unsecured.

3.12 Taxes. Except as set forth on Part 3.12 of the Disclosure Schedule, all tax returns required to be filed by Seller ("Tax Returns") in any jurisdiction have been filed and all taxes, assessments, fees and other governmental charges upon Seller or upon any of Seller's properties, income or franchises ("Taxes"), which are shown to be due and payable in such Tax Returns have been paid except for such Taxes the payment of which is being contested by Seller in good faith by appropriate proceedings and with respect to which Seller has set aside on its books reserves deemed by it to be adequate. For all taxable years ended on or before December 31, 1995, the federal income tax liability of Seller has been satisfied and either the period of limitations on assessment of additional federal income tax has expired or Seller has entered into an agreement with the Internal Revenue Service closing conclusively the total tax liability for the taxable year. Seller has not executed any waiver or waivers that would have the effect of extending the applicable statute of limitations in respect of income tax liabilities. Seller does not know of any proposed additional tax assessment against it for which provision has not been made on its accounts, and no controversy in respect of additional federal or state income taxes due since said date is pending or to the Knowledge of Seller threatened. Seller is not being audited or challenged for any federal or state income tax liability for any period by the Internal Revenue Service or any state taxing authority. The provisions for Taxes on the books of Seller are deemed adequate in all material respects by Seller. Seller has not received any notice of assessment or proposed assessment in connection with any taxes or any nature whatsoever and there are not pending tax examinations of or tax claims asserted against Seller or any assets or properties of Seller which could adversely affect PRG. There are no tax liens (other than any lien for current taxes not yet due and payable) on any of the assets or properties of Seller. Seller has made all deposits required by law to be made with respect to employees' withholding and other employment taxes, including without limitation the portion of such deposits relating to taxes imposed upon Seller. ANCHA is not now and has not at any time been a member of any affiliated, consolidated or unitary group (as defined in the Internal Revenue Code of 1986, as amended (the "Code") of companies or similar group of companies.

3.13 No Material Adverse Effect. Since the date of the 1998 Balance Sheet, there has not been any event that has had, and no event has occurred or circumstance exists that could reasonably be expected to result in, a Material Adverse Effect with respect to ANCHA, the Included Assets or the Business.

3.14  Employee Benefits.

                  (a) Part 3.14(a) of the Disclosure Schedule sets forth a complete list of all pension and other employee benefit, fringe benefit and compensation plans and arrangements covering directors, employees, former directors or employees, or their respective dependents, of ANCHA (the "Plans"). The Plans have been administered in accordance with and otherwise comply, in all material respects, with all Legal Requirements and with their terms; may be amended or terminated by ANCHA at any time without notice or approval and without any liability other than for benefits previously accrued as of the amendment or termination date; and, if intended to be tax qualified, are and have always been so tax qualified, in all material respects, and have received favorable rulings to this effect covering such Plans since their inception.

                  (b) All ANCHA contributions and payments due and owing to or with respect to the Plans have been timely paid or properly accrued and reserved on the 1998 Balance Sheet, and ANCHA has complied with any minimum funding requirements imposed by Legal Requirement or the terms of any Plan, and no Plan has any accumulated funding deficiency. There exists no pending or Threatened dispute or claim with respect to any Plan. No Plan is the subject of audit or notice of intended audit by any Governmental Body. No fiduciary breach or prohibited transaction has occurred with respect to any Plan.

                  (c) Except as set forth in Part 3.14(c) of the Disclosure Schedules, there are no multi-employer or multiple employer plans (as defined in the U.S. Internal Revenue Code and/or the U.S. Employee Retirement Income Security Act ("ERISA") and related laws and regulations) which include ANCHA. No Plan has been terminated and no reportable event (as defined in ERISA and related laws and regulations) has occurred with respect to any Plan.


3.15  Compliance with Legal Requirements; Governmental Authorizations.

                  (a) Except as set forth in Part 3.15(a) of the Disclosure Schedule, and except for such violations as could not reasonably be expected to have a Material Adverse Effect on PRG:

                           (i) ANCHA is, and at all times since January 1, 1995
                  has been, in compliance, in all material respects, with each Legal Requirement that is or was applicable to it or to the conduct or operation of its business or the ownership or use of any of its assets;

                           (ii) no event has occurred or circumstance exists
                  that (with or without notice or lapse of time) (A) may constitute or result in a violation by ANCHA of, or a failure on the part of ANCHA to comply with, any Legal Requirement, or
                  (B) may give rise to any obligation on the part of ANCHA to undertake, or to bear all or any portion of the cost of, any remedial action of any nature; and

                           (iii) ANCHA has not received, at any time since
                  January 1, 1993, any notice or other communication (whether oral or written) from any Governmental Body or any other Person regarding (A) any actual, alleged, possible or potential violation of, or failure to comply with, any Legal Requirement, or (B) any actual, alleged, possible or potential obligation on the part of ANCHA to undertake, or to bear all or any portion of the cost of, any remedial action of any nature.

                  (b) Part 3.15(b) of the Disclosure Schedule contains a complete and accurate list of each Governmental Authorization that is held by ANCHA or that otherwise relates to the business of, or to any of the assets owned or used by, ANCHA. Each Governmental Authorization listed or required to be listed in Part 3.15(b) of the Disclosure Schedule is valid and in full force and effect. Except as set forth in Part 3.15(b) of the Disclosure Schedule:

                  (i) ANCHA is, and at all times since January 1, 1995 has been, in full compliance with all of the terms and requirements of each Governmental Authorization identified or required to be identified in
         Part 3.15(b) of the Disclosure Schedule;

                  (ii) no event has occurred or circumstance exists that may (with or without notice or lapse of time) (A) constitute or result directly or indirectly in a violation of or a failure to comply with any term or requirement of any Governmental Authorization listed or required to be listed in Part 3.15(b) of the Disclosure Schedule, or (B) result directly or indirectly in the revocation, withdrawal, suspension, cancellation or termination of, or any modification to, any Governmental Authorization listed or required to be listed in Part 3.15(b) of the Disclosure Schedule;

                  (iii) ANCHA has not received, at any time since January 1, 1993, any notice or other communication (whether oral or written) from any Governmental Body or any other Person regarding (A) any actual, alleged, possible or potential violation of or failure to comply with any term or requirement of any Governmental Authorization, or (B) any actual, proposed, possible or potential revocation, withdrawal, suspension, cancellation, termination of, or modification to, any Governmental Authorization; and

                  (iv) all applications required to have been filed for the renewal of the Governmental Authorizations listed or required to be listed in Part 3.15(b) of the Disclosure Schedule have been duly filed on a timely basis with the appropriate Governmental Bodies, and all other filings required to have been made with respect to such Governmental Authorizations have been duly made on a timely basis with the appropriate Governmental Bodies.

                  (c) The Governmental Authorizations listed in Part 3.15(b) of the Disclosure Schedule collectively constitute all of the Governmental Authorizations necessary to permit ANCHA to conduct and operate its business lawfully in the manner it currently conducts and operates such business and to permit ANCHA to own and use its assets in the manner in which it currently own and use such assets.


3.16      Legal Proceedings; Orders.

                  (a) Except as set forth in Part 3.16(a) of the Disclosure Schedule, there is no pending Proceeding the result of which could reasonably be expected to have a Material Adverse Effect with respect to ANCHA, the Included Assets and/or the Business:

                           (i) that has been commenced by or against ANCHA or
                  that otherwise relates to or may affect the Business of, or any of the Included Assets owned or used by, ANCHA; or

                           (ii) that challenges, or that may have the effect of
                  preventing, delaying, making illegal or otherwise interfering with, any of the transactions contemplated hereby.

                  (b) No such Proceeding has been Threatened, and no event has occurred or circumstance exists that may give rise to or serve as a basis for the commencement of any such

Proceeding. Seller has delivered to PRG copies of all pleadings, correspondence and other documents relating to each Proceeding listed in Part 3.16(a) of the Disclosure Schedule. The Proceedings listed in Part 3.16(a) of the Disclosure Schedule will not have a Material Adverse Effect on the business, operations, assets, condition or prospects of ANCHA.

                  (c) Except as set forth in Part 3.16(c) of the Disclosure Schedule, and except for such Orders as could not reasonably be expected to have a Material Adverse Effect with respect to ANCHA, the Included Assets and/or the
Business:

                      (i) there is no Order to which ANCHA, or any of the assets owned or used by ANCHA, is subject;

                      (ii) neither Seller nor Shareholder is subject to any
                  Order that relates to the Business of, or any of the Included Assets owned or used by, ANCHA; and

                      (iii) no officer or director of ANCHA is subject to any
                  Order that prohibits such officer or director from engaging in or continuing any conduct, activity or practice relating to the business of ANCHA.

                  (d) Except as set forth in Part 3.16(d) of the Disclosure Schedule, and where the breach of the following representations could not reasonably be expected to have a Material Adverse Effect with respect to ANCHA, the Included Assets and/or the Business:

                      (i) ANCHA is, and at all times since January 1, 1995 has
                  been, in full compliance with all of the terms and requirements of each Order to which it, or any of the assets owned or used by it, is or has been subject;

                      (ii) no event has occurred or circumstance exists that may constitute or result in (with or without notice or lapse of time) a violation of or failure to comply with any term or requirement of any Order to which ANCHA, or any of the assets owned or used by ANCHA, is subject; and

                      (iii) ANCHA has no Knowledge regarding any actual,
                  alleged, possible or potential violation of, or failure to comply with, any term or requirement of any Order to which ANCHA, or any of the Included Assets owned or used by ANCHA, is or has been subject.

3.17 Absence of Certain Changes and Events. Except as set forth in Part 3.17 of the Disclosure Schedule, since the date of the 1998 Balance Sheet, ANCHA has conducted its businesses only in the ordinary course of business and there has not been any:

                  (a) change in ANCHA's authorized or issued share capital; grant of any option or right to purchase share capital of ANCHA; issuance of any security convertible into or exchangeable for such share capital; grant of any registration rights; purchase, redemption, retirement or other acquisition by ANCHA of any shares of any such share capital; or declaration or payment of any dividend or other distribution or payment in respect of share capital;

                  (b) amendment to the Organizational Documents of ANCHA;

                  (c) declaration, setting aside or payment of any dividend or distribution or making or agreeing to make any other distribution or payment in respect of its capital shares or redemption, purchase or other acquisition or agreement to redeem, purchase or acquire any of its capital shares;

                  (d) increase by ANCHA in any bonuses, salaries or other compensation to any shareholder, director, officer or (except in the ordinary course of business) employee or entry into any employment, severance or similar Contract with any director, officer or employee;

                  (e) adoption of, or increase in the payments to or benefits under, any profit sharing, bonus, deferred compensation, savings, insurance, pension, retirement or other employee benefit plan for or with any employees of ANCHA;

                  (f) damage, destruction or loss, whether or not covered by insurance, (i) materially and adversely affecting its business, operations, assets, properties or prospects or (ii) of any item or items carried on its books of account individually or in the aggregate of more than $25,000 or suffered any repeated, recurring or prolonged shortage, cessation or interruption of supplies or utility or other services required to conduct its business and operations;

                  (g) entry into, termination of, or receipt of notice of termination of (i) any license, distributorship, dealer, sales representative, joint venture, credit or similar agreement or (ii) any Applicable Contract or transaction involving a total remaining commitment by or to ANCHA of at least $25,000;

                  (h) sale (other than sales of inventory or obsolete equipment in the ordinary course of business), lease or other disposition of any asset or property of ANCHA or mortgage, pledge or imposition of any lien or other encumbrance on any material asset or property of ANCHA, including the sale, lease or other disposition of any of the Intellectual Property Assets;

                  (i) making or suffering any amendment or termination of any material agreement, contract, commitment, lease or plan to which it is a party or by which it is bound (except for change orders that occur in the ordinary course of business), or cancellation, modification or waiver of any substantial debts or claims held by it or waiver of any rights of substantial value, whether or not in the ordinary course of business, other than with the prior written consent of PRG;

                  (j) material change in the accounting methods used by ANCHA;

                  (k) incurrence of any liabilities, other than liabilities incurred in the ordinary course of business consistent with past practice, or discharge or satisfaction of any lien or encumbrance, or payment of any liabilities, other than in the ordinary course of business consistent with past practice, or failure to pay or discharge when due any liabilities of which the failure to pay or discharge has caused or will cause any material damage or risk of material loss to it or any of its assets or properties other than with the prior written consent of PRG;

                  (l) creation of, incurrence, assumption or guarantee of any indebtedness for money borrowed, or mortgaging, pledging or subjecting of any of its assets to any mortgage, lien, pledge, security interest, conditional sales contract or other encumbrance of any nature whatsoever, except for Permitted Liens, other than with the prior written consent of PRG; for purposes of this
Section 3.17, "Permitted Liens" shall mean (a) liens for current real or personal property taxes not yet due and payable, (b) liens disclosed in Section
3.17 of the Disclosure Schedule, (c) statutory liens for amounts not yet due and payable, and (d) liens that individually and in the aggregate are immaterial in character, amount, and extent, and which do not detract from the value or interfere with the present or proposed use of the properties they affect, (e) liens incurred in the ordinary course of business;

                  (m) event which has caused a Material Adverse Effect with respect to ANCHA, the ANCHA Shares or any Shareholder with respect to such Shareholder's interest in ANCHA Shares;

                  (n) commitment or agreement for capital expenditures or capital additions or betterments except such as may be involved in ordinary repair, maintenance or replacement of its assets, other than with the prior written consent of PRG;

                  (o) notice or actual Knowledge of any actual or threatened labor trouble, strike or other occurrence, event or condition of any similar character which has had or might have an adverse effect on its business, operations, assets, properties or prospects; or

                  (p) agreement, whether oral or written, by ANCHA to do any of the foregoing.

3.18  Contracts; No Defaults.

                  (a) Part 3.18(a) of the Disclosure Schedule contains a complete and accurate list, and Seller has delivered to PRG true and complete copies, of:

                           (i) each Contract or group of related Contracts that
                  involves performance of services or delivery of goods or materials by ANCHA of an amount or value in excess of $25,000;

                           (ii) each Contract or group of related Contracts that
                  was not entered into by ANCHA in the ordinary course of business and that involves expenditures or receipts of or by ANCHA in excess of $25,000;

                           (iii) each Contract or group of related Contracts,
                  including each lease, rental or occupancy agreement, license, installment and conditional sale agreement entered into by ANCHA affecting the ownership of, leasing of, title to, use of, or any leasehold or other interest in, any real or personal property (except personal property leases and installment and conditional sales agreements having unpaid a value per item or aggregate payments of less than $25,000 and with terms of less than one year);

                           (iv) each mortgage, indenture, credit agreement,
                  letter of credit or other financing agreement;

                           (v) each licensing agreement or other Contract or
                  group of related Contracts made by ANCHA with respect to patents, trademarks, copyrights or other intellectual property, including agreements with current or former employees, consultants or contractors regarding the appropriation or the non-disclosure of any of the Intellectual Property Assets;

                           (vi) each collective bargaining agreement and other
                  Contract or group of related Contracts entered into by ANCHA to or with any labor union or other employee representative of a group of employees;

                           (vii) each joint venture, partnership and other
                  Contract or group of related Contracts (however named) entered into by ANCHA involving a sharing of profits, losses, costs or liabilities by ANCHA with any other Person;

                           (viii) each Contract or group of related Contracts
                  entered into by ANCHA containing covenants that in any way purport to materially restrict the business activity of ANCHA or any Related Person of ANCHA or materially limit the freedom of ANCHA or any Related Person of ANCHA to engage in any line of business or to compete with any Person;

                           (ix) each Contract or group of related Contracts
                  entered into by ANCHA providing for payments to or by any Person based on sales, purchases or profits, other than direct payments for goods;

                           (x) each power of attorney granted by ANCHA that is
                  currently effective and outstanding;

                           (xi) each Contract or group of related Contracts
                  entered into by ANCHA other than in the ordinary course of business that contains or provides for an express undertaking by ANCHA to be responsible for consequential damages;

                           (xii) each Contract or group of related Contracts
                  entered into by ANCHA for capital expenditures in excess of $25,000;

                           (xiii) each written warranty, guaranty and other
                  similar undertaking with respect to contractual performance extended by ANCHA; and

                           (xiv) each amendment, supplement and modification
                  (whether oral or written) in respect of any of the foregoing.

                  Part 3.18(a) of the Disclosure Schedule sets forth reasonably complete details concerning such Contracts or group of related Contracts, including the parties to the Contracts and the amount of the remaining commitment of ANCHA under the Contracts.

                  (b) Except as set forth in Part 3.18(b) of the Disclosure Schedule, to the Knowledge of Shareholders and ANCHA, no officer or director of ANCHA is bound by any Contract that purports to limit the ability of such officer or director to (i) engage in or continue any conduct, activity or practice relating to the business of ANCHA or (ii) assign to ANCHA or to any other Person any rights to any invention, improvement or discovery.

                  (c) Except as set forth in Part 3.18(c) of the Disclosure Schedule, each Contract identified or required to be identified in Part 3.18(a) of the Disclosure Schedule is in full force and effect and is valid and enforceable in accordance with its terms.

                  (d) Except as set forth in Part 3.18(d) of the Disclosure
Schedule:

                           (i) ANCHA is in full compliance with all applicable
                  terms and requirements of each Applicable Contract under which ANCHA has any obligation or liability or by which ANCHA or any of the assets owned or used by ANCHA is bound;

                           (ii) ANCHA has no Knowledge that any other Person
                  that has any obligation or liability under any Applicable Contract under which ANCHA has any rights is not in full compliance with all applicable terms and requirements of such Applicable Contract, in all material respects;

                           (iii) no event has occurred or circumstance exists
                  that (with or without notice or lapse of time) may contravene, conflict with, or result in a material violation or breach of, or give ANCHA or other Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any Applicable Contract; and

                           (iv) ANCHA has not given to or received from any
                  other Person, any notice or other communication (whether oral or written) regarding any actual, alleged, possible or potential violation or breach of, or default under, any Applicable Contract.

                  (e) There are no renegotiations of, attempts to renegotiate, or outstanding rights to renegotiate any material amounts paid or payable to ANCHA under current or completed Applicable Contracts with any Person and no such Person has made written demand for such renegotiation.

                  (f) The Applicable Contracts relating to the sale, design, manufacture or provision of products or services by ANCHA have been entered into in the ordinary course of business and have been entered into without the commission of any act alone or in concert with any other Person, or any consideration having been paid or promised, that is or would be in violation of any Legal Requirement.


3.19  Insurance.

                  (a)      Seller has delivered to PRG:

                           (i) true and complete copies of all policies of
                  insurance to which ANCHA is a party or under which ANCHA, or any director or officer of ANCHA in their capacity as such, is or has been covered at any time within the three years preceding the date of this Agreement; and

                           (ii) true and complete copies of all pending
                  applications for policies of insurance.

                  (b) Part 3.19(b) of the Disclosure Schedule describes:

                           (i) any self-insurance arrangement by or affecting
                  ANCHA, including any reserves established thereunder;

                           (ii) any contract or arrangement, other than a policy
                  of insurance, for the transfer or sharing of any risk by ANCHA; and

                           (iii) all obligations of ANCHA to third parties with
                  respect to insurance (including such obligations under leases and service agreements) and identifies the policy under which such coverage is provided.

                  (c) Part 3.19(c) of the Disclosure Schedule sets forth, by year, for the current policy year and each of the three preceding policy years:

                           (i) a summary of the loss experience under each
                  policy other than health and dental policies;

                           (ii) a statement describing each closed claim under
                  each such insurance policy that resulted in a payment in an amount in excess of $25,000 during such period, and each open claim under each such insurance policy with respect to which a reserve in excess of $25,000 has been established by the insurer, which sets forth:

                                    (A) the name of the claimant;

                                    (B) a description of the policy by insurer,
                           type of insurance and period of coverage; and

                                    (C) the amount and a brief description of
                           the claim; and

                           (iii) a statement describing the loss experience for
                  all claims that were self-insured, including the number and aggregate cost of such claims.

                  (d) Except as set forth on Part 3.19(d) of the Disclosure
Schedule:

                           (i) All policies to which ANCHA is a party or that
                  provide coverage to either Seller, Shareholders, or any director or officer of ANCHA:

                                    (A) are valid, outstanding and enforceable;

                                    (B) are issued by an insurer that, to the
                           Knowledge of Seller and ANCHA, is financially sound and reputable;

                                    (C) taken together, provide, in the
                           reasonable opinion of Seller reasonable insurance coverage for the assets and the operations of ANCHA;

                                    (D) are sufficient for compliance with all
                           Legal Requirements and Applicable Contracts to which ANCHA is a party or by which any of them is bound;

                                    (E) will continue in full force and effect
                           following the consummation of the transactions contemplated hereby; and

                                    (F) do not provide for any retrospective
                           premium adjustment or other experienced-based liability on the part of ANCHA.

                           (ii) ANCHA has not received, with regard to any
                  policies described in this Section 3.19 (A) any refusal of coverage or any notice that a defense will be afforded with reservation of rights, or (B) any notice of cancellation or any other indication that any insurance policy is no longer in full force or effect or will not be renewed or that the issuer of any policy is not willing or able to perform its obligations thereunder other than those that have been replaced or allowed to intentionally lapse.

                           (iii) ANCHA has paid all premiums due, and has
                  otherwise performed all of their respective obligations, under each policy to which ANCHA is a party or that provides coverage to ANCHA or director thereof.

                           (iv) ANCHA has given notice to the insurer of all
                  claims that may be insured thereby.


3.20 Environmental Matters. Except as set forth in Part 3.20 of the Disclosure Statement:

                  (a) ANCHA is, and at all times has been, in material compliance with, and has not been and is not in violation of or liable under, any Environmental Law. No Seller or Group Company has any basis to expect, nor has any of them or any other Person for whose conduct they are or may be held to be responsible received, any actual or Threatened order, notice or other communication from (i) any Governmental Body or private citizen acting in the public interest, or (ii) the current or prior owner or operator of any Facilities, of any actual or potential violation or failure to comply with any Environmental Law, or of any actual or Threatened obligation to undertake or bear the cost of any Environmental, Health and Safety Liabilities with respect to any of the Facilities or any other properties or assets (whether real, personal or mixed) in which Seller or ANCHA has had an interest, or with respect to any property or Facility at or to which Hazardous Materials were generated, manufactured, refined, transferred, imported, used or processed by Seller,

ANCHA, or any other Person for whose conduct they are or may be held responsible, or from which Hazardous Materials have been transported, treated, stored, handled, transferred, disposed, recycled or received.

                  (b) ANCHA is not aware of, nor has it received notice of, pending or Threatened claims, Encumbrances, or other restrictions of any nature, resulting from any Environmental, Health and Safety Liabilities or arising under or pursuant to any Environmental Law, with respect to or affecting any of the Facilities or any other properties and assets (whether real, personal or mixed) in which Seller or ANCHA has or had an interest.

                  (c) ANCHA does not have Knowledge of any basis to expect, nor has any of them or any other Person for whose conduct they are or may be held responsible, received, any citation, directive, inquiry, notice, Order, summons, warning or other communication that relates to Hazardous Activity, Hazardous Materials, or any alleged, actual or potential violation or failure to comply with any Environmental Law, or of any alleged, actual or potential obligation to undertake or bear the cost of any Environmental, Health and Safety Liabilities with respect to any of the Facilities or any other properties or assets (whether real, personal or mixed) in which Seller or ANCHA had an interest, or with respect to any property or facility to which Hazardous Materials generated, manufactured, refined, transferred, imported, used or processed by Seller, ANCHA, or any other Person for whose conduct they are or may be held responsible, has been transported, treated, stored, handled, transferred, disposed, recycled or received.

                  (d) Neither ANCHA, Shareholders, or any other Person for whose conduct they are or may be held responsible, has any Environmental, Health and Safety Liabilities with respect to the Facilities or with respect to any other properties and assets (whether real, personal or mixed) in which Seller or ANCHA (or, to the Knowledge of Seller and ANCHA, any predecessor), has or had an interest, or at any property geologically or hydrologically adjoining the Facilities or any such other property or assets.

                  (e) There are no Hazardous Materials present on or in the Environment at the Facilities or at any geologically or hydrologically adjoining property, including any Hazardous Materials contained in barrels, above or underground storage tanks, landfills, land deposits, dumps, equipment (whether moveable or fixed) or other containers, either temporary or permanent, and deposited or located in land, water, sumps or any other part of the Facilities or such adjoining property, or incorporated into any structure therein or thereon. No Seller, Group Company, any other Person for whose conduct they are or may be held responsible, or to the Knowledge of Seller and ANCHA, any other Person, has permitted or conducted, or is aware of, any Hazardous Activity conducted with respect to the Facilities or any other properties or assets (whether real, personal or mixed) in which Seller or ANCHA has or had an interest except in full compliance with all applicable Environmental Laws.

                  (f) There has been no Release or, Threat of Release, of any Hazardous Materials at or from the Facilities or at any other locations where any Hazardous Materials were generated, manufactured, refined, transferred, produced, imported, used or processed from or by the Facilities, or from or by any other properties and assets (whether real, personal or mixed) in which Seller or ANCHA has or had an interest, or to the Knowledge of Seller and ANCHA any geologically or hydrologically adjoining property, whether by Seller, ANCHA, or any other Person.

                  (g) Seller has delivered to PRG true and complete copies and results of any reports, studies, analyses, tests or monitoring possessed or initiated by Seller pertaining to Hazardous Materials or Hazardous Activities in, on or under the Facilities, or concerning compliance by Seller, or any other Person for whose conduct they are or may be held responsible, with Environmental Laws.


3.21      Employees.

                  (a) Part 3.21(a) of the Disclosure Schedule contains a complete and accurate list of the following information for each employee or director of ANCHA, including each employee on leave of absence or layoff status: employer; name; job title; current compensation paid or payable and any change in compensation since January 1, 1998; vacation accrued; and service credited for purposes of vesting and eligibility to participate under ANCHA's pension or other employee benefit plan.


                  (b) To the Knowledge of ANCHA , no officer, senior employee or director of ANCHA is a party to, or is otherwise bound by, any agreement or arrangement, including any confidentiality, noncompetition or proprietary rights agreement, between such employee or director and any other Person ("Proprietary Rights Agreement") that in any way materially adversely affects or will materially affect (i) the performance of his duties as an officer, senior employee or director of ANCHA, or (ii) the ability of ANCHA to conduct its business, including any Proprietary Rights Agreement with ANCHA by any such officer, senior employee or director. To Seller's Knowledge, no director, officer or other key employee of ANCHA intends to terminate his employment with ANCHA.

                  (c) Part 3.21 of the Disclosure Schedule also contains a complete and accurate list of the following information for each retired employee or director of ANCHA, or their dependents, receiving benefits or scheduled to receive benefits in the future: name, pension benefit, pension option election and other benefits.

3.22 Labor Relations; Compliance. Except as set forth on Part 3.22 of the Disclosure Schedule, since January 1, 1995, ANCHA has not been a party to any collective bargaining or other labor Applicable Contract. Since January 1, 1995, there has not been, and there is not presently pending, existing or Threatened against ANCHA, (a) any strike, slowdown, picketing, work stoppage or employee grievance process or (b) any Proceeding against or affecting ANCHA relating to the alleged violation of any Legal Requirement pertaining to labor relations or employment matters, including any charge or complaint filed by an employee or union with any Governmental Body, organizational activity, or other labor or employment dispute against or affecting ANCHA or their premises, and to Seller's Knowledge no event has occurred or circumstance exists that could provide the basis for any work stoppage or other labor dispute. ANCHA has complied in all material respects with all Legal Requirements relating to employment, equal employment opportunity, nondiscrimination, immigration, wages, hours, benefits, collective bargaining, the payment of social security and similar taxes, occupational safety and health and plant closing. ANCHA is not liable for the payment of any compensation, damages, taxes, fines, penalties or other amounts, however designated, for failure to comply with any of the foregoing Legal Requirements.

3.23  Intellectual Property.

                  (a)      The term "Intellectual Property Assets" means:

                           (i) the name "ANCHA Electronics," all fictional
                  business names, trading names, registered and unregistered trademarks, service marks and applications (collectively, "Marks");

                           (ii) all patents, patent applications and inventions
                  and discoveries that may be patentable (collectively, "Patents");

                           (iii) all copyrights in both published works and
                  unpublished works (collectively, "Copyrights");

                           (iv) all rights in mask works (collectively, "Rights
                  in Mask Works"); and

                           (v) all know-how, trade secrets, confidential
                  information, customer lists, software, technical information, data, process technology, plans, drawings and blue prints (collectively, "Trade Secrets");

                           in each case, owned, used or licensed by ANCHA as
                  licensee or licensor.

                  (b) Part 3.23(b) of the Disclosure Schedule contains a complete and accurate list and summary description, including any royalties paid or received by ANCHA, of all Applicable Contracts relating to the Intellectual Property Assets to which ANCHA is a party or by which ANCHA is bound, except for any license implied by the sale of a product and perpetual, paid-up licenses for commonly available software programs with a value of less than $500 under which ANCHA is the licensee. There are no outstanding and or Threatened disputes or disagreements with respect to any such agreement.

                  (c)      Know-How Necessary for the Business.

                           The Intellectual Property Assets are all those
                  necessary for the operation of ANCHA's Business as currently conducted. ANCHA is the owner of all right, title and interest in and to each of the Intellectual Property Assets claimed by ANCHA to be owned by it, free and clear of all liens, security interests, charges, encumbrances, equities and other adverse claims, and has the right to use without further payment to a third party all of the Intellectual Property Assets.

                  (d)      Patents.

                           (i) Part 3.23(d) of the Disclosure Schedule contains
                  a complete and accurate list and summary description of all Patents claimed by ANCHA to be owned by it. ANCHA is the owner of all right, title and interest in and to each of the Patents claimed by ANCHA to be owned by it, free and clear of all liens, security interests, charges, encumbrances, entities and other adverse claims.

                           (ii) All of the issued Patents are currently in
                  compliance with formal legal requirements (including payment of filing, examination and maintenance fees and proofs of working or use), are valid and enforceable, and are not subject to any maintenance fees or taxes or actions falling due within ninety days after the Closing Date.

                           (iii) No Patent has been or is now involved in any
                  interference, reissue, reexamination or opposition proceeding. To ANCHA's Knowledge, there is no potentially interfering patent or patent application of any third party. The Disclosure Schedule indicates all non-infringement opinions received by ANCHA.

                           (iv) No Patent is infringed or, to Seller's
                  Knowledge, has been challenged or Threatened in any way. None of the products manufactured and sold, nor any process or know-how used, by ANCHA infringes or is alleged to infringe any patent or other proprietary right of any other Person.

                           (v) All products made, used or sold under the Patents
                  have been marked with the proper patent notice.

                  (e)      Trademarks.

                           (i) Part 3.23(e) of Disclosure Schedule contains a
                  complete and accurate list and summary description of all Marks claimed by ANCHA to be owned by it and of all jurisdictions in which the Marks have been registered. ANCHA is the owner of all right, title and interest in and to each of the Marks, free and clear of all liens, security interests, charges, encumbrances, equities and other adverse claims.

                           (ii) All Marks claimed by ANCHA to be owned by it
                  that have been registered are currently in compliance with all formal Legal Requirements (including the timely post-registration filing of affidavits of use and incontestability and renewal applications), are valid and enforceable.

                           (iii) No Mark has been or is now involved in any
                  opposition, invalidation or cancellation and, to Seller's Knowledge, no such action is Threatened with the respect to any of the Marks.

                           (iv) To ANCHA's Knowledge, there is no potentially
                  interfering trademark or trademark application of any third party.

                           (v) No Mark is infringed or, to ANCHA's Knowledge,
                  has been challenged or Threatened in any way, and none of the Marks used by ANCHA infringes or is alleged to infringe any trade name, trademark, or service mark of any third party.

                           (vi) All products and materials containing a Mark
                  bear the proper registration notice where permitted by law except where the failure to bear such Mark would not have a Material Adverse Effect.

                  (f)      Copyrights.

                           (i) Part 3.23(f) of the Disclosure Schedule contains
                  a complete and accurate list and summary description of all Copyrights claimed by ANCHA to be owned by it. ANCHA is the owner of all right, title and interest in and to each of such Copyrights, free and clear of all liens, security interests, charges, encumbrances, equities and other adverse claims.

                           (ii) All the Copyrights have been registeredand are
                  currently in compliance with formal Legal Requirements, are valid and enforceable, and are not subject to any maintenance fees or taxes or actions falling due within ninety days after the date of Closing.

                           (iii) No Copyright is infringed or, to Seller's
                  Knowledge, has been challenged or Threatened in any way, and none of the subject matter of any of the Copyrights infringes or is alleged to infringe any copyright of any third party or is a derivative work based on the work of a third party.

                           (iv) All works encompassed by the Copyrights have
                  been marked with the proper copyright notice law except where the failure to do so would not have a Material Adverse Effect.

                  (g)       Trade Secrets.

                           (i) With respect to each Trade Secret, the
                  documentation relating to such Trade Secret is current, accurate and sufficient in detail and content to identify and explain it and to allow its full and proper use without reliance on the Knowledge or memory of any individual.

                           (ii) ANCHA has taken all reasonable precautions to
                  protect the secrecy, confidentiality and value of such Trade Secrets.

                           (iii) ANCHA has good title and an absolute (but not
                  necessarily exclusive) right to use such Trade Secrets. Such Trade Secrets are not part of the public knowledge or literature, and, to ANCHA's Knowledge, have not been used, divulged or appropriated either for the benefit of any Person (other than ANCHA) or to the detriment of ANCHA. No such Trade Secret is subject to any adverse claim or has been challenged or threatened in any way.

                           (iv) None of the Intellectual Property Assets used by
                  Ancha in conducting its Business are owned by the Shareholders or Related Persons or immediate family of Shareholders.

3.24 Certain Payments. Since January 1, 1995, neither ANCHA nor any of its directors, officers, agents or employees, or to Seller's Knowledge any other Person associated with or acting for or on behalf of ANCHA, has directly or indirectly (a) made any contribution, gift, bribe, rebate, payoff, influence payment, kickback or other payment to any Person, private or public, regardless of form, whether in money, property or services, which could reasonably be expected to cause PRG or ANCHA to incur any liabilities (which liabilities would have a Material Adverse Effect) (i) to obtain favorable treatment in securing business, (ii) to pay for favorable treatment for business secured, (iii) to obtain special concessions or for special concessions already obtained, for or in respect of ANCHA or any Related Person of ANCHA or (iv) in violation of any Legal Requirement; or (b) established or maintained any fund or asset that has not been recorded in the books and records of ANCHA.

3.25 Additional Information. Part 3.25 of the Disclosure Schedule contains complete and accurate lists and summary descriptions of the following:

                  (a) all inventory, equipment and furniture and fixtures of ANCHA included in the 1998 Balance Sheet, specifying such items as are owned and such as are leased and, with respect to the owned property, specifying its net book value as such date and, with respect to the leased property as to which a Group Company is lessee, specifying the identity of the lessor, the rental rate and the unexpired term of the lease;

                  (b) all names under which ANCHA has conducted any business during the last five years; and

                  (c) lists of ANCHA's current customers and vendors.


3.26     Disclosure.

                  (a) No representation or warranty of Shareholders or ANCHA in this Agreement and no statement in the Disclosure Schedule omits to state a material fact necessary to make the statements herein or therein, in light of the circumstances in which they were made, not misleading.

                  (b) No notice given pursuant to Section 5.5 will contain any untrue statement or omit to state a material fact necessary to make the statements therein or in this Agreement, in light of the circumstances in which they were made, not misleading.

                  (c) There is no fact known to either Seller or Shareholder that has specific application to ANCHA (other than general economic or industry conditions) and that has resulted in a Material Adverse Effect with respect to ANCHA, the Included Assets and/or the Business or, as far as either Seller or Shareholder can reasonably foresee, could result in a Material Adverse Effect with respect to ANCHA, the Included Assets and/or the Business, that has not been set forth in this Agreement or the Disclosure Schedule.

3.27 Relationships with Related Persons. Except as set forth in Part 3.27 of the Disclosure Schedule or for relationships arising solely as a result of the Shareholder's ownership interests in ANCHA, no Shareholder or any Related Person of Seller has, or since January 1, 1995 has had, any interest in any property (whether real, personal or mixed and whether tangible or intangible), used in or pertaining to ANCHA's businesses. Except as set forth in Part 3.27 of the Disclosure Schedule, no Shareholder or any Related Person of Seller is, or since January 1, 1995 has owned (of record or as a beneficial owner) an equity interest or any other financial or profit interest in, a Person that has (i) had business dealings or a material financial interest in any transaction with ANCHA or (ii) engaged in competition with ANCHA with respect to any line of the products or services of ANCHA (a "Competing Business") in any market presently served by ANCHA except for passive investments in less than one percent of the outstanding share capital of any Competing Business that is publicly traded on any recognized exchange or in an over-the-counter market. Except as set forth in
Part 3.27 of the Disclosure Schedule, no Shareholder or any Related Person of Seller is a party to any Applicable Contract with, or has any claim or right against, ANCHA.


3.28 Brokers or Finders. ANCHA has not utilized the services of any broker or finder and shall hold PRG harmless against any claim therefor related to the transactions contemplated by this Agreement.

3.29     Investment Representations.

                  Seller represents and warrants to PRG that Seller:

                  (a) He will be purchasing the Preferred Units for his own account without the participation of any other Person, with the intent of holding the Preferred Units for investment and without the intent of participating, directly or indirectly, in a distribution of the Preferred Units and not with a view to, or for resale in connection with, any distribution of the Preferred Units or any portion thereof;

                  (b) He can sustain a complete loss of this investment in the Preferred Units and has no need for liquidity in this investment;

                  (c) He will have evaluated the risk of investing in the Preferred Units and will be acquiring the Preferred Units based only upon His independent examination and judgment as to the prospect of the Company as determined from information obtained directly by him from the Company or Related Persons thereof;

                  (d) It is domiciled in the state of Illinois and shall advise PRG immediately prior to its purchase of the Preferred Units if its state of organization changes; and

                  (e) It qualifies as an "accredited investor" as defined in Regulation D promulgated pursuant to the Act.

                  (f) Seller has received and reviewed a copy of PRG's Registration Statement on Form S-4 and such other materials pertaining to PRG as Seller desires and has been provided sufficient opportunity to question members of the management of PRG.

                                    ARTICLE 4

                   REPRESENTATIONS AND WARRANTIES OF PURCHASER
                   -------------------------------------------

        PRG represents and warrants to ANCHA and Shareholders as follows:

4.1      Organization and Good Standing.

               (a) Standing. PRG is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware.

               (b) Copies of the Organization Documents of PRG as currently in effect have been filed as exhibits to PRG's filings with the Securities & Exchange Commission..

4.2    Authority; No Conflict.

                  (a) The execution, delivery and performance of this Agreement by PRG have been duly authorized by all necessary action of PRG and its members and managers. This Agreement has been duly executed and delivered by PRG and constitutes the legal, valid and binding obligation of PRG enforceable against PRG in accordance with its terms. PRG has the absolute and unrestricted right, power and authority to execute and deliver this Agreement and to perform its obligations under this Agreement except as specifically set forth herein.

                  (b) Except as set forth in Section 7.4 hereof, neither the execution and delivery of this Agreement by PRG nor the consummation or performance of any of PRG's obligations herein or transactions contemplated hereby by PRG will give any Person the right to prevent, delay or otherwise interfere with any of the transactions contemplated hereby pursuant to:

                           (i) any provision of PRG's Organizational Documents;

                           (ii) any resolution adopted by the board of advisors, managers or the members of PRG;

                           (iii) any Legal Requirement or Order to which PRG may be subject; or

                           (iv) any Applicable Contract to which PRG is a party or by which PRG may be bound.

                  (c) Except as set forth in Section 7.4 hereof, PRG is not and will not be required to obtain any Consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the transactions contemplated hereby.


4.3 Certain Proceedings. There is no pending Proceeding that has been commenced against PRG and that challenges, or may have the effect of preventing, delaying, making illegal or otherwise interfering with, any of the transactions contemplated hereby. To PRG's Knowledge, no such Proceeding has been Threatened.

4.4 Disclosure. No representation or warranty of PRG in this Agreement omits to state a material fact necessary to make the statements herein or therein, in light of the circumstances in which they were made, not misleading.

4.5 Brokers or Finders. PRG has not utilized the services of any broker or finder and shall hold ANCHA and Shareholders harmless against any claim therefor related to the transactions contemplated by this Agreement.

                                    ARTICLE 5

                    COVENANTS OF SELLER PRIOR TO CLOSING DATE
                    -----------------------------------------

5.1 Access and Investigation. Between the date of this Agreement and the Closing Date, so long as PRG is not in breach or default under this Agreement, Seller will, and will cause ANCHA and its Representatives to,
      (a) afford PRG and its Representatives and prospective lenders and their Representatives (collectively, "PRG's Advisors") reasonable access to ANCHA's Facilities to the extent ANCHA has a right thereto (including subsurface testing), provided that such access does not interfere with Seller's conduct of its business and provided that PRG's advisors do not call attention to themselves, contracts, books and records, and other documents and data, (b) furnish PRG and PRG's Advisors with copies of all such contracts, books and records, and other existing documents and data as PRG may reasonably request and (c) furnish PRG and PRG's Advisors with such additional financial, operating and other data and information as PRG may reasonably request.

5.2 Operation of the Businesses of ANCHA. Between the date of this Agreement and the Closing Date, Seller will, and will cause ANCHA to:

                  (a) conduct the business of ANCHA only in the ordinary course of business;

                  (b) not declare, set aside or pay any dividend or distribution or make or agree to make any other distribution or payment in respect of its capital shares or redeem, purchase or otherwise acquire or agree to redeem, purchase or acquire any of its capital shares;

                  (c) use their best efforts to preserve intact the current business organization of ANCHA, keep available the services of the current officers, employees and agents of ANCHA, and maintain the relations and good will with suppliers, customers, landlords, creditors, employees, agents and others having business relationships with ANCHA;

                  (d) not enter into any commitments or arrangements with new distributors, sales agents or licensees or modify in any material respect or terminate existing relationships with distributors, sales agents or licensees, in all cases, without PRG's consent;

                  (e) confer with PRG concerning operational matters of a material nature, including regarding any material negotiations or other material communications relating to any commitment or arrangement with distributors, sales agents and licensees or the modification or termination of any existing relationship with any distributor, sales agent or licensee;

                  (f) otherwise report periodically to PRG concerning the status of the business, operations and finances of ANCHA; and

                  (g) notify PRG of any changes in the terms of the insurance policies and binders referred to on the insurance portion of the Disclosure Schedule.


5.3 Negative Covenant. Except as otherwise expressly permitted by this Agreement, between the date of this Agreement and the Closing Date, Seller will not, without the prior consent of PRG, take any affirmative action, or fail to take any reasonable action within its control, as a result of which any of the changes or events listed in Section 3.17 is likely to occur.

5.4 Required Approvals. As promptly as practicable after the date of this Agreement, Seller will make all filings required by Legal Requirements to be made by it in order to consummate the transactions contemplated hereby. Between the date of this Agreement and the Closing Date, Seller will (a) cooperate with PRG with respect to all filings that PRG elects to make or is required by Legal Requirements to make in connection with the transactions contemplated hereby, and (b) cooperate with PRG in obtaining all consents identified in Section 7.4 hereof.

5.5 Notification. Between the date of this Agreement and the Closing Date, Seller will promptly notify PRG in writing if Seller becomes aware of any fact or condition that causes or constitutes a breach of any of Seller's representations and warranties as of the date of this Agreement, or if Seller becomes aware of the occurrence after the date of this Agreement of any fact or condition that would (except as expressly contemplated by this Agreement) cause or constitute a breach of any such representation or warranty had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition. Should any such fact or condition require any change in the Disclosure Schedule if the Disclosure Schedule were dated the date of the occurrence or discovery of any such fact or condition, Seller will promptly deliver to PRG a supplement to the Disclosure Schedule specifying such change, which change shall be included in the Disclosure Schedule only upon PRG's written consent to such inclusion. During the same period, Seller will promptly notify PRG of the occurrence of any breach of any covenant of Seller in this
Article 5 or of the occurrence of any event that may make the satisfaction of the conditions in Article 7 impossible or unlikely.

5.6 Payment of Indebtedness by Related Persons. Seller will cause all indebtedness owed to ANCHA by any Seller or any Related Person of any Seller to be paid in full prior to Closing.

5.7 No Negotiation. Until such time, if any, as this Agreement is terminated pursuant to Article 10, neither the Seller nor Shareholders will, and, they will ensure that their Related Persons and their respective officers, employees, agents and representatives will not, directly or indirectly (a) enter into any agreement or arrangement involving the possible acquisition of any shares or material assets of ANCHA (other than sales of inventory in the ordinary course of business), (b) solicit or encourage offers from, engage in any discussion with, or provide any financial or other ANCHA information to, any Person relating to any such acquisition, or (c) respond to any inquiries from any Person relating to any such acquisition except to inform such Person that discussions are under way with another party, without naming PRG.

5.8 Best Efforts. Between the date of this Agreement and the Closing Date, Seller and Shareholders will use their best efforts to cause the conditions in Articles 7 and 8 to be satisfied.

                                    ARTICLE 6

                  COVENANTS OF PURCHASER PRIOR TO CLOSING DATE
                  --------------------------------------------

6.1 Approvals of Governmental Bodies. As promptly as practicable after the date of this Agreement, PRG will, and will cause each of its Related Persons to, make all filings required by Legal Requirements to be made by them to consummate the transactions contemplated hereby. Between the date of this Agreement and the Closing Date, PRG will, and will cause each Related Person to, cooperate with Seller with respect to all filings that Seller is required by Legal Requirements to make in connection with the transactions contemplated hereby, and cooperate with Seller in obtaining all consents identified in Section 2.3; provided that this Agreement will not require PRG to dispose of or make any change in any portion of its business or to incur any other burden to obtain a Governmental Authorization. As promptly as practicable after the date of this Agreement, if not done previously, PRG will use commercially reasonable efforts to obtain the consent of the required banks under PRG's credit agreement with The Bank of New York, as agent for the consummation of the transactions contemplated by this Agreement.

6.2 Best Efforts. Subject to the provisions of Section 6.1, between the date of this Agreement and the Closing Date, PRG will use its best efforts to cause the conditions in Articles 7 and 8 to be satisfied.

6.3 Non-Disclosure. PRG is subject to the terms of a certain confidentiality agreement with Seller dated December 23, 1998 which remains in full force and effect. PRG shall not breach or default under said confidentiality agreement.

6.4 Notification. Between the date of this Agreement and the Closing Date, PRG will promptly notify Seller in writing if PRG becomes aware of any fact or condition that causes or constitutes a breach of any of PRG's or Seller's representations and warranties as of the date of this Agreement, or if PRG becomes aware of the occurrence after the date of this Agreement of any fact or condition that would (except as expressly contemplated by this Agreement) cause or constitute a breach of any such representation or warranty had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition. During the same period, PRG will promptly notify Seller of the occurrence of any breach of any covenant of PRG in this Article 6 or of the occurrence of any event that may make the satisfaction of the conditions in Article 8 impossible or unlikely.

                                    ARTICLE 7

                CONDITIONS PRECEDENT TO PRG'S OBLIGATION TO CLOSE
                -------------------------------------------------

                  PRG's obligation to purchase the Included Assets and to take the other actions required to be taken by PRG at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by PRG, in whole or in part):


7.1 Accuracy of Representation. Seller's representation set forth in Section 3.17(m) shall be true, correct and accurate in all respects as of the Closing Date as if made on the Closing Date; provided, however, that for the purposes of this Section 7.1, the term Material Adverse Effect shall mean a diminution in the value of ANCHA, the Included Assets and/or the Business in an amount equal to at least $200,000.

7.2 Disclosure Schedule. Any information, changes or supplement to the Disclosure Schedule must be consented to by PRG. If PRG and Seller cannot mutually agree, in whole or part, upon an amendment to the Disclosure Schedule, PRG's sole remedy shall be to terminate this Agreement. If in any such event this Agreement is not so terminated then such disputed Disclosure Schedule or the disputed portion thereof shall be deemed to be consented to.

7.3  Seller's Performance.

         (a) Each of the covenants and obligations that Seller are required to perform or to comply with pursuant to this Agreement at or prior to the Closing must have been duly performed and complied with.

         (b) Each document required to be delivered pursuant to Section 2.2 must have been delivered.

7.4 Consents. PRG shall have obtained the consent of the Required Lenders, as defined in PRG's Credit Agreement with The Bank of New York, as agent.

7.5 No Proceedings. Since the date of this Agreement, there must not have been commenced or Threatened against Seller, or against any person affiliated with Seller, any Proceeding (a) involving any challenge to, or seeking damages or other relief in connection with, any of the transactions contemplated hereby or (b) that may have the effect of preventing, delaying, making illegal or otherwise interfering with any of the transactions contemplated hereby.

7.6 No Prohibition. Neither the consummation nor the performance of any of the transactions contemplated hereby will, directly or indirectly (with or without notice or lapse of time), materially contravene, or conflict with, or result in a material violation of, or cause PRG or any Person affiliated with PRG to suffer any Material Adverse Effect, as defined in
      Section 7.1 above, under (a) any applicable Legal Requirement or Order or
      (b) any Legal Requirement or Order that has been published, introduced or otherwise formally proposed by or before any Governmental Body.

                                    ARTICLE 8

              CONDITIONS PRECEDENT TO SELLER'S OBLIGATION TO CLOSE
              ----------------------------------------------------

                  Seller's obligations to sell the Included Assets and the obligations of Seller and Shareholders to take the other actions required to be taken by them at the Closing are subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by them, in whole or in part):


8.1 Accuracy of Representations. Each of PRG's representations and warranties in this Agreement must be true, correct and accurate as of the Closing Date as if made on the Closing Date.

8.2   PRG's Performance.

                  (a) Each of the covenants and obligations that PRG is required to perform or to comply with pursuant to this Agreement at or prior to the Closing must have been performed and complied with in all material respects.

                  (b) PRG must have paid the Cash Portion, made the Escrow Deposit required pursuant to Section 1.6(ii), and paid to Harris Bank the sums described in Section 1.8(b).

                  (c) PRG shall have delivered the Preferred Units and each of the documents or other items required by Section 2.2.


8.3 No Proceedings. Since the date of this Agreement, there must not have been commenced or Threatened against PRG, or against any Person affiliated with PRG, any Proceeding (a) involving any challenge to, or seeking damages or other relief in connection with, any of the transactions contemplated hereby, or (b) that may have the effect of preventing, delaying, making illegal or otherwise interfering with any of the transactions contemplated hereby.

                                    ARTICLE 9

                       CONDITIONS PRECEDENT TO PURCHASER'S
                       -----------------------------------
                       OBLIGATION TO MAKE EARN OUT PAYMENT
                       -----------------------------------

                  PRG's obligation to make the Earn Out Payment and to take the other actions required to be taken by PRG on the applicable Earn Out Date, is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by PRG in whole or in part):


9.1   Conditions to Closing. The Closing shall have occurred.

9.2 Seller's Performance. If Seller or any Shareholder shall be in default or breach of any covenant or agreement other than a covenant or agreement not to compete contained herein or in any employment agreement with ANCHA or PRG, after giving effect to any cure provision in any such employment agreement, any Earn Out Payment due to Seller shall be offset by the amount of Damages incurred by PRG. If Seller or any Shareholder shall be in default or breach of any covenant or agreement not to compete contained herein or in any employment agreement with ANCHA or PRG, after giving effect to any cure provision in any such employment agreement, the following shall apply:

(a) if such breach is committed by Seller and/or both Shareholders, PRG shall have no obligation to make any Earn Out Payment due thereafter whatsoever; and

(b) if such breach is committed by only one of the Shareholders, PRG shall have no obligation to make such portion of any Earn Out Payment due thereafter as shall equal such Shareholder's Percentage Interest as of the date of this Agreement.


9.3 No Prohibition. The payment of the Earn Out Payment or Earn Out Payments contemplated hereby will not, directly or indirectly (with or without notice or lapse of time) violate any law or regulation applicable to PRG. Furthermore, the payment of any Earn Out Payment shall not be prohibited by the terms of PRG's credit agreement with The Bank of New York, as agent (or with any substitute senior institutional lender) nor shall the making of any such payment cause a default thereunder; provided however, if any Earn Out Payment is so prohibited, such Earn Out Payment shall bear interest from and after the date first due until the date paid at an interest rate equivalent to the rate payable to PRG's senior institutional lenders ("BONY Rate"), and shall become payable at such point when such payment is not longer so prohibited or would no longer cause such a default.

                                   ARTICLE 10

                                   TERMINATION
                                   -----------

10.1 Termination Events. This Agreement may, by notice given prior to or at the Closing, be terminated:

         (a) by PRG or Seller if a material breach of any provision of this Agreement has been committed by the other party and such breach has not been waived;

         (b) (i) by PRG if any of the conditions in Article 7 has not been satisfied as of the Closing Date or if satisfaction of such a condition is or becomes impossible (other than through the failure of PRG to comply with its obligations under this Agreement) and PRG has not waived such condition on or before the Closing Date; or (ii) by Seller, if any of the conditions in
               Article 8 has not been satisfied as of the Closing Date or if satisfaction of such a condition is or becomes impossible (other than through the failure of Seller to comply with their obligations under this Agreement) and Seller has not waived such condition on or before the Closing Date;

         (c) by PRG in the event that Included Assets having a value [book/market?], individually or in the aggregate, exceeding $200,000 are destroyed or damaged by casualty or otherwise, stolen or lost, or the real property that is the subject of the Rolling Meadows Lease is substantially destroyed or damaged by casualty or otherwise;

         (d)   by mutual consent of PRG and Seller; or

         (e)   by either PRG or Seller if the Closing has not occurred
               (other than through the failure of any party seeking to terminate this Agreement to comply fully with its obligations under this Agreement) on or before 10 business days from the date hereof, or such later date as the parties may agree upon.

10.2 Effect of Termination. Each party's right of termination under Section 10.1 is in addition to any other rights it may have under this Agreement or otherwise, and the exercise of a right of termination will not be an election of remedies. If this Agreement is terminated pursuant to Section 10.1, all further obligations of the parties under this Agreement will terminate, except that the obligations in Sections 14.3 will survive; provided, however, that if this Agreement is terminated by a party because of the breach of the Agreement by the other party or because one or more of the conditions to the terminating party's obligations under this Agreement is not satisfied as a result of the other party's failure to comply with its obligations under this Agreement, the terminating party's right to pursue all legal remedies will survive such termination unimpaired.

                                   ARTICLE 11

                            INDEMNIFICATION; REMEDIES
                            -------------------------

11.1 Survival; Right to Indemnification Not Affected By Knowledge. Subject to the time limitation set forth in Section 11.5, representations, warranties, covenants and obligations in this Agreement, the Disclosure Schedule, the supplements to the Disclosure Schedule, and any certificate or document delivered pursuant to this Agreement will survive the Closing. The waiver by PRG, at or prior to Closing, of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, that is known to and disclosed by PRG pursuant to Section 6.4 shall not affect the right to indemnification, payment of Damages, or other remedy based on such representations, warranties, covenants and obligations.

11.2 Indemnification and Payment of Damages by Shareholders. Subject to the time limitations of Section 11.5 and to the monetary and proportionate share limitations of Section 11.6 hereof, Seller and each Shareholder will indemnify and hold harmless PRG, its Representatives, members, managers, advisors, stockholders, controlling persons and affiliates (collectively, the "Indemnified Persons") for, and will pay to the Indemnified Persons the amount of, any loss, liability, claim, damage (excluding consequential and punitive damages sustained directly by the Indemnified Person), expense (including costs of investigation and defense and reasonable attorneys' fees) or diminution of value, whether or not involving a third-party claim (collectively, "Damages"), arising, directly or indirectly, from or in connection with:

                  (a) any breach of any representation or warranty made by Seller in this Agreement without giving effect to any supplement to the Disclosure Schedule;

                  (b) any breach by Seller of any covenant or obligation of Seller in this Agreement or in any other Transaction Document;

                  (c) any product shipped or manufactured by, or any services provided by, Seller prior to the Closing Date, except for warranty work required in the ordinary course of ANCHA's business; or

                  (d) any claim by any Person for brokerage or finder's fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by any such Person with either Seller or Shareholders (or any Person acting on their behalf) in connection with any of the transactions contemplated hereby.

11.3 Indemnification and Payment of Damages by Seller--Environmental Matters and Taxes. In addition to the provisions of Section 11.2 and pursuant to this Section 11.3, Seller and each shareholder will indemnify and hold harmless PRG, ANCHA and the other Indemnified Persons for, and will pay to PRG and the other Indemnified Persons the amount of, any Damages (including costs of cleanup, containment or other remediation) arising, directly or indirectly, from or in connection with:

                  (a) any Environmental, Health and Safety Liabilities arising out of or relating to: (i) the ownership, operation or condition at any time on or prior to the Closing Date of the Facilities or any other properties and assets (whether real, personal or mixed and whether tangible or intangible) in which Seller has or had an interest; (ii) any Hazardous Materials or other contaminants that were present on the Facilities or such other properties and assets at any time on or prior to the Closing Date; (iii) any Hazardous Materials or other contaminants, wherever located, that were, or were allegedly, generated, transported, stored, treated, Released or otherwise handled by Seller or or by any other Person for whose conduct they are or may be held responsible at any time on or prior to the Closing Date; or (iv) any Hazardous Activities that were, or were allegedly, conducted by Seller or by any other Person for whose conduct they are or may be held responsible;

                  (b) any bodily injury (including illness, disability and death, and regardless of when any such bodily injury occurred, was incurred or manifested itself), personal injury, property damage (including trespass, nuisance, wrongful eviction and deprivation of the use of real property), or other damage of or to any Person, including any employee or former employee of Seller or any other Person for whose conduct they are or may be held responsible, in any way arising from or allegedly arising from any Hazardous Activity conducted or allegedly conducted with respect to the Facilities or the operation of Seller prior to the Closing Date, or from Hazardous Material that was (i) present or suspected to be present on or before the Closing Date on or at the Facilities (or present or suspected to be present on any other property, if such Hazardous Material emanated or allegedly emanated from any of the Facilities and was present or suspected to be present on any of the Facilities on or prior to the Closing Date) or (ii) Released or allegedly Released by Seller or any other Person for whose conduct they are or may be held responsible, at any time on or prior to the Closing Date.

                  (c) Seller and/or Shareholders shall assign to PRG any rights they may to control any Cleanup, any related Proceeding, and, except as provided in the following sentence, any other Proceeding with respect to which indemnity may be sought under this Section 11.3.


11.4 Indemnification and Payment of Damages by PRG. PRG will indemnify and hold harmless Seller and Shareholders, and will pay to Seller and Shareholders the amount of any Damages arising, directly or indirectly, from or in connection with:

                  (a) any breach of any representation or warranty made by PRG in this Agreement or in any certificate delivered by PRG pursuant to this Agreement;

                  (b) any breach by PRG of any covenant or obligation of PRG in this Agreement or in any other Transaction Documents;

                  (c) any warranty work (labor or materials) required by any customer of Seller for goods and services to have been provided by Seller before or after Closing in the ordinary course of the Business;

                  (d) any claim by any Person against either Seller for brokerage or finder's fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by such Person with PRG (or any Person acting on its behalf) in connection with any of the transactions contemplated hereby; or

                  (e) the Assumed Liabilities.

11.5 Time Limitations. If the Closing occurs, Seller and Shareholders will have no liability (for indemnification or otherwise) with respect to any representation or warranty, or covenant or obligation to be performed and complied with prior to the Closing Date, other than those in Sections 3.2, 3.3, 3.4, 3.7, 3.12, and 3.20, unless on or before June 30, 2000 PRG notifies Seller and Shareholders of a claim specifying the factual basis of that claim in reasonable detail to the extent then known by PRG. If the Closing occurs, PRG will have no liability (for indemnification or otherwise) with respect to any representation or warranty, or covenant or obligation to be performed and complied with prior to the Closing Date, unless on or before June 30, 2000, Shareholders notify PRG of a claim specifying the factual basis of that claim in reasonable detail to the extent then known by Shareholders. A claim with respect to Sections 3.2, 3.3, 3.4, 3.7, 3.12 or 3.20, or a claim for indemnification or reimbursement not based upon any representation or warranty or any covenant or obligation to be performed and complied with prior to the Closing Date, may be made at any time within the longest applicable statute of limitations.

11.6    Limitations on Amount--Seller and Shareholders.

                  (a) Seller and Shareholders will have no liability (for indemnification or otherwise) with respect to any Damages until the total of all Damages exceeds $50,000 but shall then be liable for all Damages above $50,000 up to the maximum limitations contained herein.

                  (b) The maximum Damages for any breach of the representation or warranties set forth in Sections 3.1, 3.3, 3.4, 3.7,
3.12 and 3.20 shall be an aggregate of $1,125,000.00.

                  (c) Except as set forth in subsection (b), the maximum Damages for any and all breaches of the representations and warranties by Seller or Shareholders contained herein shall be an aggregate of $500,000.

                  (d) Any Damages shall first be paid from the Preferred Units (valued at the greater of their per unit liquidation preference or, if publicly traded, their market value) and, if necessary, next from the Earn Out Payment (to the extent then payable) before being paid from any other sources.

                  (e) Each Shareholder's maximum liability for Damages shall be equal to such Shareholder's proportionate share of the $500,000 or $1,125,000.00 maximum Damages provided in this Section 11.6 based on such Shareholder's Percentage Interest in ANCHA as of the date hereof.

                  (f) Notwithstanding the other provisions of this Agreement, neither Seller nor any Shareholder shall be liable for any Damages, nor shall any adjustment to the Purchase Price or other consideration payable to Seller be made, solely by reason of any item or statement included in or excluded from the Closing Date Balance Sheet.


11.7  Procedure for Indemnification--Third Party Claims.

                  (a) Promptly after receipt by an indemnified party of notice of the commencement of any Proceeding against it by a third party, such indemnified party will, if a claim is to be made against an indemnifying party under such Section, give notice to the indemnifying party of the commencement of such claim, but the failure to notify the indemnifying party will not relieve the indemnifying party of any liability that it may have to any indemnified party, except to the extent that the indemnifying party demonstrates that the defense of such action is prejudiced by the indemnified party's failure to give such notice.

                  (b) If any Proceeding is brought by a third party against an indemnified party and it gives notice to the indemnifying party of the commencement of such Proceeding, the indemnifying party will, unless the claim involves Taxes, be entitled to participate in such Proceeding to the extent that it wishes unless (i) the indemnifying party is also a party to such Proceeding and the indemnified party determines in good faith that joint representation would be inappropriate or (ii) the indemnifying party fails to provide reasonable assurance to the indemnified party of its financial capacity to defend such Proceeding and provide indemnification with respect to such Proceeding or to assume the defense of such Proceeding with counsel satisfactory to the indemnified party. After notice from the indemnifying party to the indemnified party of its election to assume the defense of such Proceeding, the indemnifying party will not, as long as it diligently conducts such defense, be liable to the indemnified party under this Article 11 for any fees of other counsel or any other expenses with respect to the defense of such Proceeding in each case subsequently incurred by the indemnified party in connection with the defense of such Proceeding, other than reasonable costs of investigation. If the indemnifying party assumes the defense of a Proceeding, (i) it will be conclusively established for purposes of this Agreement that the claims made in that Proceeding are within the scope of and subject to indemnification; (ii) no compromise or settlement of such claims may be effected by the indemnifying party without the indemnified party's consent unless (A) there is no finding or admission of any violation of Legal Requirements or any violation of the rights of any Person and no effect on any other claims that may be made against the indemnified party and (B) the sole relief provided is monetary damages that are paid in full by the indemnifying party; and (iii) the indemnified party will have no liability with respect to any compromise or settlement of such claims effected without its consent. If notice is given to an indemnifying party of the commencement of any Proceeding and the indemnifying party does not, within 30 days after such notice is given, give notice to the indemnified party of its election to assume the defense of such Proceeding, the indemnifying party will be bound by any determination made in such Proceeding or any compromise or settlement effected by the indemnified party.

                  (c) Notwithstanding the foregoing, if an indemnified party determines in good faith that there is a reasonable probability that a Proceeding may adversely affect it or its affiliates other than as a result of monetary damages for which it would be entitled to indemnification under this Agreement, the indemnified party may, by notice to the indemnifying party, join in the right to defend, compromise or settle such Proceeding, but the indemnifying party will not be bound by any determination of a Proceeding so defended or any compromise or settlement effected without its consent (which may not be unreasonably withheld).

                  (d) Seller and Shareholder hereby consent to the non-exclusive jurisdiction of any court of competent jurisdiction located in the State of New York for purposes of any claim that an Indemnified Person may have under this Agreement with respect to such Proceeding or the matters alleged therein, and agree that process may be served on Seller with respect to such a claim anywhere in the world.

11.8 Procedure for Indemnification--Other Claims. A claim for indemnification for any matter not involving a third-party claim may be asserted by notice to the party from whom indemnification is sought.

11.9 Payment. Upon the determination of a liability hereunder, if any party (a "Paying Party") is required to make a payment to another party (the "Receiving Party"), subject to the limitations of Sections 11.5 and 11.6, the Paying Party shall make such payment within 10 days after such determination of the amount of any claim for indemnification made hereunder. Payments of amounts owed by Seller to PRG may be made by offsetting the amounts against any other funds payable to Seller or the Shareholders by PRG. In the event that the Receiving Party is not promptly paid in full for any such claim pursuant to the foregoing provisions, it shall have the right (subject to the limitations set forth in Sections 11.5 and 11.6), notwithstanding any other rights that it may have against any other Person or entity, to set-off the unpaid amount of any such claim against any amounts owed by it under this Agreement or any other Transaction Document, including, without limitation, any Earn Out Payment, as provided in Section 1.7(e). Upon the payment in full of any claim, either by set-off or otherwise, the Paying Party shall be subrogated to the rights of the Receiving Party against any Person or entity with respect to the subject matter of such claim.


                                   ARTICLE 12

                                   DEFINITIONS
                                   -----------

                  For purposes of this Agreement, the following terms have the meanings specified or referred to in this ARTICLE 12:


12.1 "Applicable Contract" means any Contract (a) under which ANCHA has or may acquire any rights, (b) under which ANCHA has or may become subject to any obligation or liability or (c) by which ANCHA or any of the Included Assets owned or used by it is or may become bound.

12.2 "ANCHA Shares" means all of Seller's issued and outstanding shares of stock.

12.3  "Business" is defined in Recital B.

12.4  "Closing" is defined in Section 2.1.

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

12.5 "Closing Date" means the date and time as of which the Closing actually takes place.

12.6  Intentionally omitted.

12.7 "Consent" means approval, consent, ratification, waiver or other authorization (including any Governmental Authorization).

12.8 "Contract" means any executory agreement, contract, obligation, promise or undertaking (whether written or oral and whether express or implied) that is legally binding on Seller.

12.9  "Damages" is defined in Section 11.2.

12.10 "Disclosure Schedule" means the disclosure schedule delivered by Seller to PRG concurrently with the execution and delivery of this Agreement.

12.11 "Earn Out Date" is defined in Section 1.7(d).

12.12 "Earn Out Payment" is defined in Section 1.7(b).

12.13 "Earn Out Period" is defined in Section 1.7(c).

12.14 "Earn Out Target" is defined in Section 1.7(c).

12.15 "EBITDA" is defined in Section 1.7(c).

12.16 "Encumbrance" means any charge, claim, condition, equitable interest, lien, option, pledge, security interest, right of first refusal or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.

12.17 "Environment" means soil, land surface or subsurface strata, surface waters (including navigable waters, ocean waters, streams, ponds, drainage basins and wetlands), groundwaters, drinking water supply, stream sediments, ambient air (including indoor air), plant and animal life and any other environmental medium or natural resource.

12.18 "Environmental, Health and Safety Liabilities" means any cost, damages, expense, liability, obligation or other responsibility arising from or under Environmental Law or Occupational Safety and Health Law and consisting of or relating to:

                 (a) any environmental, health or safety matters or conditions (including on-site or off-site contamination, occupational safety and health and regulation of chemical substances or products);

                  (b) fines, penalties, judgments, awards, settlements, legal or administrative proceedings, damages, losses, claims, demands and response, investigative, remedial or inspection costs and expenses arising under Environmental Law or Occupational Safety and Health Law;

                  (c) financial responsibility under Environmental Law or Occupational Safety and Health Law for cleanup costs or corrective action, including any investigation, cleanup, removal, containment or other remediation or response actions required by applicable Environmental Law or Occupational Safety and Health Law (whether or not such action has been required or requested by any Governmental Body or any other Person) and for any natural resource damages; or

                  (d) any other compliance, corrective, investigative or remedial measures required under Environmental Law or Occupational Safety and Health Law.

12.19 "Environmental Law" means any Legal Requirement that requires or relates to:

                  (a) advising appropriate authorities, employees and the public of intended or actual releases of pollutants or hazardous substances or materials, violations of discharge limits or other prohibitions and of the commencements of activities, such as resource extraction or construction, that could have significant impact on the Environment;

                  (b) preventing or reducing to acceptable levels the release of pollutants or hazardous substances or materials into the Environment;

                  (c) reducing the quantities, preventing the release or minimizing the hazardous characteristics of wastes that are generated;

                  (d) assuring that products are designed, formulated, packaged and used so that they do not present unreasonable risks to human health or the Environment when used or disposed of;

                  (e) protecting resources, species or ecological amenities;

                  (f) reducing to acceptable levels the risks inherent in the transportation of hazardous substances, pollutants, oil or other potentially harmful substances;

                  (g) cleaning up pollutants that have been released, preventing the threat of release or paying the costs of such clean up or prevention; or

                  (h) making responsible parties pay private parties, or groups of them, for damages done to their health or the Environment, or permitting self-appointed representatives of the public interest to recover for injuries done to public assets.

12.20 "Excluded Assets" is defined in Section 1.4.

12.21 "Executory Contracts" is defined in Section 3.8(b)(viii).

12.22 "Facilities" means any real property, leaseholds or other interests in real property currently or formerly owned or operated by Seller and any buildings, plants, structures or equipment (including motor vehicles, tank cars and rolling stock) currently or formerly owned or operated by Seller.

12.23 "GAAP" means generally accepted United States accounting principles, as applied by PRG; provided, however, that for purposes of Sections 1.8(e) and 3.5, GAAP shall mean generally accepted United States accounting principles as consistently applied by ANCHA.

12.24 "Governmental Authorization" means any approval, consent, license, permit, waiver or other authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement.

12.25  "Governmental Body" means any:

                  (a) nation, state, city, district or other political subdivision or jurisdiction of any nature;

                  (b)      national, local, foreign or other government;

                  (c) governmental or quasi-governmental authority of any nature (including any governmental ministry, agency, branch, department, official or entity and any court or other tribunal);

                  (d)      multinational organization or body; or

                  (e) body exercising or entitled to exercise any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power of any nature.

12.26    Intentionally omitted.

12.27 "Hazardous Activity" means the distribution, generation, handling, importing, management, manufacturing, processing, production, refinement, Release, storage, transfer, transportation, treatment or use (including any withdrawal or other use of groundwater) of Hazardous Materials in, on, under, about or from the Facilities or any part thereof into the Environment, and any other act, business, operation or thing that increases the danger, or risk of danger, or poses an unreasonable risk of harm to Persons or property on or off the Facilities, or that may affect the value of the Facilities or ANCHA.

12.28 "Hazardous Materials" means any waste or other substance that is listed, defined, designated or classified as, or otherwise determined to be, hazardous, radioactive or toxic or a pollutant or a contaminant under or pursuant to any Environmental Law, including any admixture or solution thereof, and specifically including petroleum and all derivatives thereof or synthetic substitutes therefor and asbestos or asbestos-containing materials.

12.29 "Included Assets" is defined in Section 1.3.

12.30 "Intellectual Property Assets" is defined in Section 3.23

12.31 "Knowledge." An individual will be deemed to have "Knowledge" of a particular fact or other matter if:

                  (a) such individual is actually aware of such fact or other matter; or

                  (b) a prudent individual could be expected to discover or otherwise become aware of such fact or other matter in the course of conducting business in the ordinary course.

                  An entity will be deemed to have "Knowledge" of a particular fact or other matter if any individual who is serving, or who has at any time served, as a director, officer, partner or trustee of such entity (or in any similar capacity) has, or at any time had, Knowledge of such fact or other matter.

12.32 "Legal Requirement" means any national, local, foreign, international, multinational or other administrative order, constitution, law, ordinance, principle of common law, regulation, statute or treaty.

12.33 "Material Adverse Effect" means, except as provided in Sections 7.1 and 7.6, a diminution in the value of PRG in an amount equal to $25,000, or with respect to any Person, the occurrence of any event which could reasonably be expected to cause a material adverse change to the prospects of such Person and its subsidiaries, taken as a whole, or on the ability of such Person or any Related Person to consummate the transactions contemplated hereby.

12.34 "Material Interest" means 5% or more of the share capital of or other ownership interest in any Person.

12.35    "1998 Balance Sheet" is defined in Section 3.5.

12.36 "Occupational Safety and Health Law" means any Legal Requirement designed to provide safe and healthful working conditions and to reduce occupational safety and health hazards, and any program, whether governmental or private (including those promulgated or sponsored by industry associations and insurance companies), designed to provide safe and healthful working conditions.

12.37 "Order" means any award, decision, injunction, judgment, order, ruling, subpoena or verdict entered, issued, made or rendered by any court, administrative agency or other Governmental Body or by any arbitrator.

12.38 "Organizational Documents" means (a) the memorandum, articles or certificate of incorporation or association and the bylaws and any similar constitutive document of a company; (b) the partnership or other similar agreement of any general or limited partnership or any association or other entity; (c) any charter or similar document adopted or filed in connection with the creation, formation or organization of any Person; (d) any filing or registration with any trade, commercial or other similar registry; and (e) any amendment to any of the foregoing.

12.39    "Percentage Interest" is defined in Section 3.4.

12.40 "Person" means any individual, company, partnership, limited liability company, Governmental Body or other entity of any nature.

12.41 "Proceeding" means any action, arbitration, audit, hearing, investigation, litigation or suit (whether civil, criminal, administrative, investigative or informal) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Body or arbitrator.

12.42 "Preferred Units" means the "Preferred Units" issued by PRG pursuant to the Organization Documents.

12.43    "PRG" is defined in the first paragraph of this Agreement.

12.44 "PRG's ANCHA Division" means the Business as conducted by PRG or its successors in interest to such Business.

12.45 "Regular Units" means the "Regular Units" issued by PRG pursuant to its Organizational Documents as such term is defined therein.

12.46    "Related Person" means with respect to a Person:

                  (a) any Person that, individually or jointly, directly or indirectly controls, is directly or indirectly controlled by, or is directly or indirectly under common control with such specified Person (including, without limitation, officers and directors thereof); or

                  (b) any Person that holds a Material Interest in such specified Person (or any Person in which such specified Person holds a Material Interest).

12.47 "Release" means any spilling, leaking, emitting, discharging, depositing, escaping, leaching, dumping or other releasing into the Environment, whether intentional or unintentional.

12.48 "Rolling Meadows Lease" means that certain Rolling Meadows Lease in the form attached to this Agreement as Exhibit C.

12.49 "Representative" means with respect to a particular Person, any director, officer, employee, agent, consultant, advisor or other representative of such Person, including legal counsel, accountants and financial advisors.

12.50    "Seller" is defined in the first paragraph of this Agreement.

12.51 "Subsidiary" means with respect to any Person (the "Owner"), of which securities or other interests having the power to elect a majority of that entity's board of directors or similar governing body, or otherwise having the power to direct the business and policies of that entity (other than securities or other interests having such power only upon the happening of a contingency that has not occurred) are held by the Owner or one or more of its Subsidiaries.

12.52 "Taxes" means all taxes, however denominated, including interest, penalties and other additions to tax that may become payable, imposed by any Legal Requirement or any Governmental Body, including all taxes, withholdings and other charges in respect of income, profits, gains, payroll, unemployment insurance, social security or other social benefits taxes, sales, use, value added, ad valorem, excise, franchise, gross receipts, business licenses, occupations, real or personal property, stamps, transfers, environment and workers' compensation, which is imposed on ANCHA or which ANCHA is required to withhold or collect.

12.53 "Tax Return" means any return (including any information return), report, statement, schedule, notice, form or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation, or enforcement of or compliance with any Legal Requirement relating to any Tax.

12.54 "Threat of Release" means a substantial likelihood of a Release that may require action in order to prevent or mitigate damage to the Environment that may result from such Release.

12.55 "Threatened." A claim, Proceeding, dispute, action or other matter will be deemed to have been "Threatened" if any demand or statement has been made (orally or in writing) or any notice has been given (orally or in writing), or if any other event has occurred or any other circumstances exist, that would lead a prudent person to conclude that such a claim, Proceeding, dispute, action or other matter is likely to be asserted, commenced, taken or otherwise pursued in the future.

12.56 "Transaction Documents." This Agreement, including all schedules and exhibits hereto, the Rolling Meadows Lease and any employment or consulting agreement entered into in connection herewith.


                                   ARTICLE 13

                             POST-CLOSING COVENANTS
                             ----------------------

13.1 Covenant Not to Compete. Seller and Shareholders each severally agree that during the "Non-Compete Term" (as hereinafter defined) and except on behalf of PRG, so long as PRG shall not be in breach or default under this Agreement or the Rolling Meadows Lease, such Person will not directly or indirectly:

                  (a) own, manage, operate, join, control or participate in the ownership, management, operation or control of any business, whether in corporate, proprietorship or partnership form or otherwise where such business is competitive with the ANCHA Activities or any business conducted by Signal Perfection, Ltd ("SPL") as of the date of this Agreement (collectively, "Competitive Activities");

                  (b) take any action, directly or indirectly, to finance, guarantee or provide any other material assistance to any Person or other entity engaged in any of the Competitive Activities;

                  (c) influence or attempt to influence any Person or other entity that is a contracting party with PRG , SPL or ANCHA at any time to terminate any written or oral agreement with PRG, SPL or ANCHA except to the extent that he is acting on behalf of PRG or SPL in good faith;


                  (d) solicit or engage in the Competitive Activities with any person who is or was an ANCHA, PRG or SPL customer during the Non-Compete Term; or

                  (e) either on its own account or in conjunction with or on behalf of any other Person, solicit, entice away from PRG, ANCHA or SPL, or hire any officer, employee or customer of any such Person as of the date hereof or at any time thereafter, whether or not such officer, employee or customer would commit a breach of contract by reason of leaving service or transferring business.

                  The "Non-Compete Term" shall commence on the date hereof and end on the fifth anniversary of the date hereof.

                  The parties hereto specifically acknowledge and agree that the remedy at law for any breach of the foregoing will be inadequate and that the PRG, in addition to any other relief available to it, shall be entitled to temporary and permanent injunctive relief without the necessity of proving actual damage. In the event that the provisions of this Section 13.1 should ever be deemed to exceed the limitation provided by applicable law, then the parties hereto agree that such provisions shall be reformed to set forth the maximum limitations permitted. The parties acknowledge that the covenant contained herein is an essential part of the transaction embodied herein.

                  The parties further agree that any obligations of Seller or Shareholders pursuant to this Section 13.1 or in any covenant or agreement not to compete contained in any other agreement with any Shareholder shall not apply in the event that PRG breaches any of its representations, warranties, covenants or obligations under this Agreement; provided, however, that Seller shall have complied with all notice provisions of this Agreement and dispute resolution procedures pursuant to Section 14.5 hereof.

13.2 Pledge of Preferred Units. So long as substantially all outstanding Preferred Units of PRG are required to be pledged, Seller agrees to pledge to The Bank of New York, as agent, for security for payment of the obligation of PRG under its credit agreement, all of its right, title and interest in the Preferred Units. Such pledge shall be without other recourse to Seller and shall be evidenced by a pledge or other agreement in form and substance satisfactory to The Bank of New York, provided that neither Seller nor any Shareholder has any affirmative obligation under any such agreement.

13.3 Transactions with Related Persons. From and after the date hereof, no Seller or any Related Person of Seller shall own (of record or as a beneficial owner) an equity interest or any other financial or profit interest in, a Person that has (i) had business dealings or a material financial interest in any transaction with ANCHA or (ii) engaged in a Competing Business in any market presently served by ANCHA except for passive investments in less than one percent of the outstanding share capital of any Competing Business that is publicly traded on any recognized exchange or in an over-the-counter market.

13.4 Payments to ANCHA Employees. Nothing in this Agreement shall be construed to preclude or prohibit Seller and/or Shareholders from paying any sum after the Closing to any Person employed by ANCHA prior to the Closing, including any payment pursuant to any Salary Continuation Agreement referred to in Part 3.14 of the Disclosure Schedule, or any modification thereto, or any portion of any Earn Out Payment based upon employment with PRG or any other terms whatsoever.

13.5 Access to Records. Each of the parties shall retain, and provide reasonable access to the other parties to, such books and records relating to the Included Assets and/or the Assumed Liabilities as may be in such party's possession or under such party's control.


                                   ARTICLE 14

                               GENERAL PROVISIONS
                               ------------------

14.1 Expenses. Except as otherwise expressly provided in this Agreement, each party to this Agreement will bear its respective expenses incurred in connection with the preparation, execution and performance of this Agreement and the transactions contemplated hereby, including all fees and expenses of agents, representatives, counsel and accountants. Seller will pay all amounts payable to its accountants, attorneys and solicitors in connection this Agreement and the transactions contemplated hereby. In the event of termination of this Agreement, the obligation of each party to pay its own expenses will be subject to any rights of such party arising from a breach of this Agreement by another party.

14.2 Public Announcements. Any public announcement or similar publicity with respect to this Agreement or the transactions contemplated hereby will be issued, if at all, at such time and in such manner as PRG and ANCHA jointly determines; provided, however, that PRG shall be permitted to make any disclosure which it reasonably believes to be necessary or advisable in order to comply with its public reporting requirements. Unless consented to by PRG and ANCHA in advance or required by Legal Requirements, prior to the Closing, Seller and PRG shall keep this Agreement strictly confidential and may not make any disclosure of this Agreement to any Person; provided, however, that PRG shall make public disclosures in accordance with its public reporting requirements. Seller and PRG will consult with each other concerning the means by which ANCHA's employees, customers and suppliers and others having dealings with ANCHA will be informed of the transactions contemplated hereby, and PRG will have the right to be present for any such communication.

14.3 Confidentiality.

                  (a) Between the date of this Agreement and the Closing Date, PRG, ANCHA and Shareholders will maintain in confidence, and will cause the directors, officers, employees, agents and advisors of PRG and ANCHA to maintain in confidence, any written, oral or other information obtained in confidence from another party or ANCHA in connection with this Agreement or the transactions contemplated hereby, unless (i) such information is already known to such party or to others not bound by a duty of confidentiality or such information becomes publicly available through no fault of such party, (ii) the use of such information is necessary or appropriate in making any filing including, without limitation, any filing with the Securities and Exchange Commission, or obtaining any consent or approval required for the consummation of the transactions contemplated hereby, or (iii) the furnishing or use of such information is required by law, regulation or legal process.


                  (b) If the transactions contemplated hereby are not consummated, each party will return or destroy such written information and copies thereof. Whether or not the Closing takes place, Seller and Shareholders waive any cause of action, right or claim arising out of the access of PRG or its representatives to any trade secrets or other confidential information of ANCHA except for the intentional competitive misuse by PRG of such trade secrets or confidential information.

14.4 Notices. All notices, requests, demands, and other communications required or permitted by this Agreement shall be in writing in the English language and
(a) delivered by messenger prior to 5:00 p.m. local time; (b) transmitted by telecopier prior to 5:00 p.m. local time; or (c) delivered prior to 5:00 p.m. local time by a reputable international courier service, with courier charges paid or payable by the sender. All such notices and other communications shall be addressed as follows to the respective parties set forth below or to such other address as any such party may hereafter specify in writing:

                  Notices to PRG shall be addressed to:

                           Robert A. Manners, Esq.
                           General Counsel
                           Production Resource Group, L.L.C.
                           539 Temple Hill Road
                           New Windsor, New York  12553
                           facsimile: (914) 569-9537

                  With a copy to:

                           Stephen B. Hazard, Esq.
                           Pepe & Hazard
                           Goodwin Square
                           225 Asylum Street
                           Hartford, Connecticut 06103
                           facsimile (860) 522-2796

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                  Notices to ANCHA shall be addressed to:

                           Robert F.Ancha
                           668 West Lee Blvd.
                           Prescott, Arizona 86303

                           and to:

                           Bruce D. Gauger
                           668 Arizona Pass
                           Elk Grove Village, Illinois 60007




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                  With a copy to:

                           Robert S. Levin (#332902)
                           Levin & Ginsburg, Ltd.
                           180 North LaSalle Street, 22nd floor
                           Chicago, Illinois 60601-2794

                  Notices to the Shareholders shall be addressed to the address set forth next to their name on the signature pages hereof:

                  Notices shall be deemed to have been given (i) on the day of delivery (evidenced by a signed receipt) if delivered by messenger; (ii) one business day after it has been delivered to a reputable international courier service; or (iii) on the day sent by telecopy if the transmission is confirmed by the sender's telecopier.

   14.5  Dispute Resolution.

                  (a) Except as set forth in clause (b) below, any disagreement, difference or dispute between any of the parties hereto relating in any way to this Agreement, the rights or obligations of the parties hereunder or the transactions contemplated hereby shall be settled by arbitration held in New York, New York, in accordance with the procedural rules of The American Arbitration Association. The arbitration shall be held before a single arbitrator. The arbitrator shall be selected by the mutual agreement of Seller and PRG, but if they do not so agree within 20 days after the date of the notice referred to above, the selection shall be made pursuant to the rules from the panels of arbitrators maintained by such Association. Any award or other decision of the arbitrators shall be final, unappealable and binding on the parties. Any party may seek judgment upon any award in any court having jurisdiction or an application may be made to such court for the judicial acceptance of the award and for an order of enforcement.

                  (b) Notwithstanding clause (a) above, any party hereto may bring an action in any court of competent jurisdiction (i) for provisional relief pending the outcome of arbitration, including pre-judgment attachment or sequestration of assets, (ii) for injunctive relief, including specific enforcement of the obligations of a party hereunder or (iii) to compel arbitration or enforce any arbitral award. For purposes of any proceeding authorized by this clause (b), each party hereby consents to the non-exclusive jurisdiction of the state and federal courts of competent jurisdiction located in the State of New York.

14.6 Further Assurances. The parties agree (a) to furnish upon request to each other such further information, (b) to execute and deliver to each other such other documents and (c) to do such other acts and things, all as the other party may reasonably request for the purpose of carrying out the intent of this Agreement and the documents referred to in this Agreement.

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14.7 Waiver. The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by any party in exercising any right, power or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power or privilege. To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Agreement or the documents referred to in this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

14.8 Entire Agreement and Modification. This Agreement, when executed and delivered, supersedes all prior agreements between the parties with respect to its subject matter (including the letter of intent between PRG and Seller dated March 10, 1999) and constitutes (along with the documents referred to in this Agreement) a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter. This Agreement may not be amended except by a written agreement executed by the party to be charged with the amendment.

14.9     Disclosure Schedule.

                  (a) Although the parties shall endeavor to relate the disclosures in the Disclosure Schedule, and those in any Supplement thereto, to the representations and warranties in the Section of the Agreement to which they expressly relate, they shall also reasonably relate to the other representations or warranties in this Agreement.

                  (b) In the event of any inconsistency between the statements in the body of this Agreement and those in the Disclosure Schedule (other than an exception expressly set forth as such in the Disclosure Schedule with respect to a specifically identified representation or warranty), the statements in the body of this Agreement will control.

14.10 Assignments, Successors and No Third Party Rights. Neither party may assign any of its rights under this Agreement without the prior consent of the other parties except that PRG may assign any of its rights under this Agreement to any affiliate of PRG, and Seller may assign its rights under this Agreement to its Shareholders. Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon, and inure to the benefit of the successors and permitted assigns of the parties. Nothing expressed or referred to in this Agreement will be construed to give any Person other than the parties to this Agreement any legal or equitable right, remedy or claim under or with respect to this Agreement or any provision of this Agreement. This Agreement and

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all of its provisions and conditions are for the sole and exclusive benefit of the parties to this Agreement and their successors and assigns.


14.11 Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

14.12 Section Headings, Construction. The headings of Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All references to "Section" or "Sections" refer to the corresponding Section or Sections of this Agreement and all Sections subnumbered, indented or included therein. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Unless otherwise expressly provided, the word "including" does not limit the preceding words or terms, and shall mean "including, but not limited to" or "including", without limitation," which shall have the same meaning.

14.13 Governing Law. This Agreement will be governed by and construed and interpreted in accordance with the laws of the State of New York, U.S.A. without regard to conflicts of laws principles.

14.14 Counterparts. This Agreement may be executed in two or more counterparts, each of which will be deemed to be an original of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.



                             Signature Page Follows


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                  IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first written above.


                        PRODUCTION RESOURCE GROUP, L.L.C.


                                     By:    /s/ Jeremiah J. Harris
                                            __________________________________
                                            Name: Jeremiah J. Harris
                                            Title:  Manager


                                     ANCHA ELECTRONICS, INC.


                                     By:    /s/ Bruce D. Gauger
                                            __________________________________
                                            Name: Bruce D. Gauger
                                            Title: President


                                     Robert F. Ancha

                                     /s/ Robert F. Ancha
                                     ---------------------------------------


                                     Bruce D. Gauger

                                     /s/ Bruce D. Gauger
                                     ---------------------------------------

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